UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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☐ PreliminaryProxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GENERAL MOTORS COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GENERAL MOTORS COMPANY
300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000

April 25, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of General Motors Company (“GM” or “General Motors” or the “Company” or “we,” or “our”). It will be held at 9:30 a.m. Eastern Time on Thursday, June 6, 2013, at General Motors Global Headquarters, 300 Renaissance Center, Detroit, Michigan 48243.

At the meeting, stockholders will be asked to vote on the election of directors, the ratification of the selection of the independent registered public accounting firm for 2013, an advisory proposal to approve executive compensation, and two stockholder proposals, and to transact any other business that is properly brought before the meeting or any adjournment. Additionally, there will be a report on the state of the Company’s business, and we will provide time for business-related questions and comments. If you plan to attend the meeting, you must request an admission ticket in advance. Please refer to page 5 for further instructions concerning admission tickets. A map and directions are on the back cover of this proxy statement.

This year we will again furnish proxy materials to our stockholders primarily through the Internet. We will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to most of our stockholders, which will contain instructions on how to access proxy materials on the Internet and vote your shares. The Notice will also describe how to request a paper copy of proxy materials or electronic delivery of materials via e-mail, free of charge. Stockholders who have previously elected delivery of our proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

Your vote is very important. Whether or not you plan to attend the annual meeting, please submit your vote as soon as possible so that your shares will be represented and voted at the meeting. You may submit your vote by Internet or telephone or by completing and mailing the enclosed proxy card or voting instruction form. Please note that voting in advance by any of these methods will not affect your right to attend the meeting and vote in person. For specific instructions on how to vote your shares, please see “How do I vote without attending the annual meeting?” on page 3.

Thank you for your support and continued interest in General Motors Company.

Sincerely,

Daniel F. Akerson

Chairman & Chief Executive Officer

Notice of Annual Meeting of Stockholders of General Motors Company

Time and Date:	9:30 a.m. Eastern Time, Thursday, June 6, 2013

Place:	General Motors Company
General Motors Global Headquarters
300 Renaissance Center
Detroit, Michigan 48243

Agenda Items:	1. Election of directors;

2. Ratification of the selection of the independent registered public accounting firm for 2013;

3. Advisory vote to approve executive compensation;

4. Stockholder proposal regarding independent board chairman;

5. Stockholder proposal regarding executive stock retention; and

6. Transacting any other business that is properly brought before the meeting, or any adjournment.

Board of Directors Recommendations:	The Board of Directors recommends a vote “FOR” Items 1, 2, and 3 and “AGAINST” Items 4 and 5.

Record Date:	You are entitled to vote at the meeting if you were a holder of record of GM Common Stock, $0.01 par value (“Common Stock”), at the close of business on April 8, 2013.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, please submit your vote as soon as possible so that your shares will be represented and voted at the meeting. You may submit your vote by Internet or telephone or by completing and mailing the enclosed proxy card or voting instruction form. Please note that voting in advance by any of these methods will not affect your right to attend the meeting and vote in person. For specific instructions on how to vote your shares, please see “How do I vote without attending the annual meeting?” on page 3.

Admission:	If you plan to attend the annual meeting, you must request an admission ticket in advance by following the instructions on page 5 of this proxy statement, and we must receive your request no later than Wednesday, May 29, 2013. Each stockholder may bring one guest to the meeting, and you must also request an admission ticket for your guest. Stockholders and their accompanying guest must each present government-issued photo identification and an admission ticket to enter the meeting.

By order of the Board of Directors,

Anne T. Larin

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the

GM Annual Meeting of Stockholders to be Held on Thursday, June 6, 2013

The Proxy Statement and Annual Report to stockholders are available at www.gm.com/proxymaterials.

This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or the “Board of Directors”) of General Motors Company, to be used at the 2013 annual meeting of stockholders of the Company. The enclosed proxy card or voting instruction form represents your holdings of our Common Stock in the account name shown. We expect that on or after Thursday, April 25, 2013, this proxy statement and the enclosed proxy card or voting instruction form will be mailed, and proxy materials will be available by Internet for those stockholders who received a mailed Notice or have previously elected delivery of proxy materials electronically.

In addition to this proxy statement and the proxy card or voting instruction form, the GM 2012 Annual Report to stockholders (“Annual Report”) is provided in this package and is available through the Internet.

Questions and Answers

How does the Board of Directors recommend that I vote on matters to be considered at the annual meeting?

The Board of Directors recommends a vote on the following items, which are described in more detail beginning on page 8:

Item	Description	Board Voting Recommendation
1	Election of directors	FOR
2	Ratification of the selection of the independent registered public accounting firm for 2013	FOR
3	Advisory vote to approve executive compensation	FOR
4	Stockholder proposal regarding independent board chairman	AGAINST
5	Stockholder proposal regarding executive stock retention	AGAINST

Are there any other matters to be voted upon at the annual meeting?

We do not know of any matters to be voted on by stockholders at the annual meeting other than those included in this proxy statement. If any other matter is properly presented at the meeting, your executed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment with respect to the matter. The Proxy Committee is composed of the following executive officers of the Company: Daniel F. Akerson, Stephen J. Girsky, and Daniel Ammann, each of whom is authorized to act on behalf of the Proxy Committee.

Who is entitled to vote?

Holders of our Common Stock as of the close of business on April 8, 2013 are entitled to vote at the annual meeting. On that date, the Company had 1,374,615,979 shares of Common Stock outstanding and entitled to vote. Each share of our Common Stock entitles the holder to one vote.

How do I vote without attending the annual meeting?

When you timely submit your proxy or voting instructions in the proper form, your shares will be voted according to your instructions. You may give instructions to vote for or against, or abstain from voting for the election of all the Board of Directors’ nominees or any individual nominee and to vote for or against, or abstain from voting upon, each of the other matters submitted for voting. If you sign, date, and return the proxy card or voting instruction form without specifying how you wish to cast your vote, your shares will be voted according to the recommendations of the Board of Directors, as indicated in this proxy statement. Internet and telephone voting is available 24 hours a day, through 11:59 p.m. Eastern Time on Wednesday, June 5, 2013.

Stockholders may vote their proxy in any one of the following ways:

•

If you received a paper copy of proxy materials: To vote by Internet or telephone, you should follow the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials. To vote by mail, mark, sign, and date the proxy card or voting instruction form included with the materials and return it in the enclosed envelope in time to be received before the date of the annual meeting. If you receive more than one proxy card or voting instruction form (which means you have shares in more than one account), you must mark, sign, and date each proxy card or voting instruction form you received. If you vote by Internet or telephone, you do not need to mail your proxy card or voting instruction form.

•

If you received a mailed Notice of Internet Availability of Proxy Materials: You may access and review the proxy statement and Annual Report on the Internet and submit your vote by Internet or telephone by following the instructions provided in the Notice or on the website indicated in the Notice. If you prefer to vote by mail, you must request a paper copy of the proxy materials and follow the instructions on the proxy card or voting instruction form enclosed with the proxy materials.

•

If you received the proxy materials electronically via e-mail: You may access and review the proxy statement and Annual Report on the Internet and submit your vote by Internet or telephone by following the instructions on the website provided in the e-mail notification.

By submitting your vote by Internet, telephone, or mail, you will authorize the Proxy Committee to vote your shares of our Common Stock as you direct and as they determine on any matters that we do not know about now but that may be presented properly at the meeting.

How can I change or revoke my vote after I have voted?

After you have voted by Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the annual meeting. If you are a stockholder of record, you may do this by voting subsequently by Internet or telephone, submitting a new proxy card with a later date, sending a written notice of revocation to the Corporate Secretary at the address provided in “How can I obtain the Company’s corporate governance information?” on page 7, or by voting in person at the annual meeting.

If you are a beneficial stockholder, you may subsequently vote by Internet or telephone, or you may revoke your vote through your broker, bank, or other nominee in accordance with their instructions.

How can I vote in person at the annual meeting?

If you are a stockholder of record, you may vote your shares at the annual meeting by completing a ballot at the meeting. If you are a beneficial stockholder and want to vote your shares in person at the annual meeting, you must bring a signed legal proxy from your broker, bank, or other nominee giving you the right to vote the shares, which must be submitted with your ballot at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. Accordingly, we encourage you to vote your shares in advance, even if you plan to attend the meeting. Your vote at the annual meeting will supersede any prior vote by you.

Will my votes be confidential? Who will count the vote?

As a matter of policy, GM believes your vote should be private except in contested elections. Therefore, we use an independent third party to receive, inspect, count, and tabulate proxies. Representatives of the independent third party also act as judges at the annual meeting.

What is the difference between a stockholder of record and a beneficial stockholder of shares held in street name?

If your shares are owned directly in your name in an account with GM’s stock transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record of those shares in your account.

If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker, bank, or other nominee is considered the stockholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account.

I am a beneficial stockholder. What happens if I do not provide voting instructions to my broker?

As a beneficial stockholder, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under New York Stock Exchange (“NYSE”) rules, brokers are permitted to exercise discretionary voting authority on “routine” matters. Therefore, your broker may vote on Item No. 2 (ratification of the selection of the independent registered public accounting firm for 2013) even if you do not provide voting instructions, because it is considered a routine matter. Your broker may not vote on the other Agenda Items if you do not provide voting instructions, because those items involve matters that are considered non-routine.

What is a broker non-vote?

If your broker does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” A broker non-vote is deemed as not entitled to vote at the meeting with regard to a proposal so that it does not have any effect on the outcome of a vote.

What are the voting requirements to elect the directors and to approve each of the proposals?

Under GM’s Bylaws, directors are elected by a majority in uncontested elections and by plurality in contested elections. A contested election is one in which the number of nominees exceeds the number of directors to be elected, and other conditions are met. In an uncontested election, nominees will be elected directors if they receive a majority of the votes cast (i.e., the number of shares voted “for” a director must exceed the number of votes cast “against” that director, without counting abstentions). In a contested election, the nominees who receive a plurality of the votes cast (i.e., more votes in favor of their election than other nominees) will be elected directors.

Item	Description	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of directors	The affirmative vote of a majority of votes cast in an uncontested election; Plurality of votes cast in a contested election. This year’s election will be considered uncontested so that majority voting will apply. See “Item No. 1 – Nomination and Election of Directors” on page 8.	Not considered as votes cast and have no effect on the outcome of the vote.
2	Ratification of the selection of the independent registered public accounting firm for 2013	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote.	Abstentions have the same effect as a vote against. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.
3 4 5	Advisory vote to approve executive compensation Stockholder proposal regarding independent board chairman Stockholder proposal regarding executive stock retention	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote.	Abstentions have the same effect as a vote against. Broker non-votes have no effect on the outcome of the vote.

What constitutes a quorum at the annual meeting?

The presence of the holders of a majority of the outstanding shares of our Common Stock, in person or by proxy, will constitute a quorum for transacting business at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of establishing a quorum at the meeting.

How can I attend the annual meeting?

We welcome you to attend the annual meeting. To attend the meeting, you must be a holder of our Common Stock as of the record date of April 8, 2013 and request an admission ticket in advance by following the directions below. Because our space is limited, you may only bring one guest to the meeting.

If your shares are owned directly in your name in an account with Computershare, GM’s stock transfer agent, you must provide your name and address as shown on your account or voting materials with your admission ticket request. If you hold your shares in an account with a broker, bank, or other nominee, you must include proof of your stock ownership such as a copy of the portion of your Notice or voting instruction form that shows your name and address, or a letter from your broker, bank, or other nominee confirming your stock ownership as of April 8, 2013. The e-mail notification received with electronic delivery of proxy materials is not sufficient proof of stock ownership.

Please send your annual meeting admission ticket request and proof of stock ownership as described above to GM Stockholder Services by one of the following methods:

•	E-mail: stockholder.services@gm.com;

•	Fax: 313-667-1426; or

•	Mail: GM Stockholder Services, Mail Code 482-C25-A36, P.O. Box 300, Detroit, Michigan 48265-3000.

Ticket requests will be processed in the order in which they are received and must be received no later than Wednesday, May 29, 2013. Please include your e-mail address or telephone number in your fax or mail communication in case we need to contact you regarding your ticket request. You will receive your admission ticket(s) by mail. On the day of the meeting, each stockholder must accompany their guest at the meeting entrance. Stockholders and accompanying guests must each have an admission ticket, both of which will be issued in the stockholder’s name, to enter the meeting. Along with the admission ticket, each stockholder and accompanying guest will be required to present a form of government-issued photo identification, such as a driver’s license or passport. The admission ticket is not transferable.

Large bags, backpacks and packages, suitcases, briefcases, personal communication devices (e.g., cell phones, tablets, and smartphones), cameras, recording equipment, and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections.

Will there be a webcast of the annual meeting?

Yes. Our annual meeting will be audio webcast on Thursday, June 6, 2013 and may be accessed at www.gm.com/gmannualmeeting. Listening to our annual meeting webcast will not constitute attendance at the meeting, and you will not be able to cast a vote as a listener to the live webcast. For specific instructions on how to vote your shares, please see, “How do I vote without attending the annual meeting?” on page 3.

Can I access proxy materials on the Internet instead of receiving paper copies?

Yes. You may consent to receive your proxy materials and Annual Report by Internet, which will reduce the amount of paper you receive, our future postage and printing expenses, and the impact on the environment. At your request, you will be notified by e-mail when these documents are available electronically through the Internet. If you are a stockholder of record, you may sign up for this service at www.computershare.com/gm. If you are a beneficial stockholder, you should refer to the instructions provided by your broker, bank, or other nominee on how to receive electronic delivery of proxy materials. You may also enroll for electronic delivery when you vote by Internet.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?

The U.S. Securities and Exchange Commission (the “SEC”) has adopted a rule that permits companies to furnish proxy materials to stockholders through the Internet. Under this rule, we are mailing a Notice instead of a paper copy of the proxy materials to most of our stockholders. The Notice tells you how to access and review our proxy statement and Annual Report on the Internet and how to vote your shares after you have reviewed the proxy materials. If you would like to receive a paper copy of proxy materials or electronic delivery of materials via e-mail, free of charge, you should follow the instructions for requesting such materials included in the Notice. You will not receive a Notice if you have previously requested to receive proxy materials by electronic means or mailed paper copy.

What is “householding” and how does it affect me?

The SEC permits companies to send a single envelope containing all of the Notices or a single copy of their annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card, voting instruction form, or Notice. The Notice for each stockholder will include the unique control number, which is needed to vote those shares. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for companies. General Motors has instituted this procedure for its stockholders.

If one set of these documents was sent to your household for the use of all GM stockholders in your household and one or more of you would prefer to receive additional sets, or if multiple copies of these documents were sent to your household and you want to receive one set, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If a broker, bank, or other nominee holds your shares, please contact your broker, bank, or other nominee directly if you have questions about delivery of materials, require additional copies of the proxy statement or Annual Report, or wish to receive multiple copies of proxy materials by stating that you do not consent to householding.

How can nominees obtain proxy materials for beneficial owners?

Brokers, banks, and other nominees who want a supply of the Company’s proxy materials to send to beneficial owners should write to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

What proposals will be submitted at the 2014 annual meeting?

At the annual meeting each year, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, at each annual meeting, the stockholders ratify or reject the independent registered public accounting firm selected by the Audit Committee. The Board of Directors also may submit other matters for stockholder approval at the annual meeting.

The deadline for stockholders to submit a proposal under Rule 14a-8 of the SEC’s proxy rules for inclusion in the Company’s proxy statement for the 2014 annual meeting is December 26, 2013. Any proposals intended to be included in the proxy statement for the 2014 annual meeting must be received by the Company on or before that date. Please send proposals to the Corporate Secretary at the mailing address, fax number, or e-mail address given below.

How can I obtain the Company’s corporate governance information?

You may download a copy of GM’s corporate governance documents by visiting our website at www.gm.com/investor, under “Corporate Governance.” To request a printed copy of any of these documents, write to the Corporate Secretary at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000, or at fax number 313-667-1426, or at stockholder.services@gm.com.

How can I obtain a copy of the Company’s 2012 Annual Report on Form 10-K?

You may download a copy of our 2012 Annual Report on Form 10-K by visiting our website at www.gm.com/investor, under “Contacts.” Alternatively, you may request a printed copy by writing to GM Stockholder Services at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000.

How can I review a list of stockholders entitled to vote at the annual meeting?

A list of stockholders of record entitled to vote at the annual meeting will be available for examination for a purpose that is germane to the meeting at General Motors Global Headquarters, 300 Renaissance Center, Detroit, Michigan, 48243, for ten business days before the annual meeting between 9:00 a.m. and 5:00 p.m. Eastern Time, and also during the annual meeting.

When will the annual meeting voting results be announced?

We will announce the preliminary voting results at the annual meeting. We will provide final voting results on our website and in a Form 8-K filed with the SEC.

Who pays for this proxy solicitation and how much did it cost?

We will pay our cost for soliciting proxies for the 2013 annual meeting. General Motors will distribute proxy materials and follow-up reminders, if any, by mail and electronic means. We have engaged Morrow & Co., LLC (“Morrow”) at 470 West Avenue, Stamford, Connecticut 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $30,000, depending on the level of services actually provided. Certain GM employees, officers, and directors may also solicit proxies by mail, telephone, or personal visits. They will not receive any additional compensation for their services.

As usual, we will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Item No. 1

Nomination and Election of Directors

If you sign and return the proxy card or voting instruction form or vote by Internet or telephone, the Proxy Committee will vote your shares for all 14 nominees described in the following section, unless you vote against, or abstain from voting for, one or more such nominees. Each director will serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until his or her earlier resignation, removal, or death. If any of the Board’s nominees for director becomes unavailable to serve before the annual meeting (which we do not anticipate), the Board may decrease the number of directors to be elected or designate a substitute nominee for that vacancy.

Pursuant to the Board’s retirement age policy, Philip A. Laskawy, who is 72 years old, is not standing for reelection. Mr. Laskawy has been a member of our Board since July 2009. He was also a member of the Board of General Motors Corporation from 2003 to 2009.

GM has received notice pursuant to Section 1.11 of our Bylaws that a stockholder, who owns two shares of our Common Stock, intends to nominate candidates for election to the Board at the 2013 annual meeting. Under Section 2.2(d) of our Bylaws, the Board has determined in its reasonable judgment that this is not considered a contested election. The Board recommends that you vote your shares for the candidates nominated by the Board.

Other than Admiral Michael G. Mullen, all of the directors in the following section were elected to the Board at the 2012 annual meeting. Admiral Mullen was elected a director of the Company effective February 1, 2013.

Information about Nominees for Director

Set forth below is information about the nominees, including their names and ages, recent employment or principal occupation, their period of service as a GM director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and a summary of their specific experience, qualifications, attributes, or skills that led to the conclusion that they are qualified to serve as a director:

The Board recommends that you vote FOR the election of each of the following nominees.

Names and (Ages)	Positions and Offices
Daniel F. Akerson (64)	Chairman and Chief Executive Officer, General Motors Company
David Bonderman (70)	Co-Founding Partner and Managing General Partner, TPG
Erroll B. Davis, Jr. (68)	Superintendent, Atlanta Public Schools
Stephen J. Girsky (50)	Vice Chairman, Corporate Strategy, Business Development, Global Product Planning and Global Purchasing and Supply Chain, General Motors Company
E. Neville Isdell (69)	Retired Chairman and Chief Executive Officer, The Coca-Cola Company
Robert D. Krebs (70)	Retired Chairman and Chief Executive Officer, Burlington Northern Santa Fe Corporation
Kathryn V. Marinello (56)	Chairman and Chief Executive Officer, Stream Global Services, Inc.
Admiral Michael G. Mullen, USN (ret.) (66)	Former Chairman, Joint Chiefs of Staff
James J. Mulva (66)	Retired Chairman and Chief Executive Officer, ConocoPhillips
Patricia F. Russo (60)	Former Chief Executive Officer, Alcatel-Lucent
Thomas M. Schoewe (60)	Former Executive Vice President and Chief Financial Officer, Wal-Mart Stores, Inc.
Theodore M. Solso (66)	Former Chairman and Chief Executive Officer, Cummins, Inc.
Carol M. Stephenson (62)	Dean, Richard Ivey School of Business, The University of Western Ontario
Cynthia A. Telles (60)	Director, UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic

Daniel F. Akerson

Daniel F. Akerson has been a member of our Board of Directors since July 2009. He has held the office of Chairman and Chief Executive Officer since January 2011 and Chief Executive Officer since September 2010. Prior to joining GM, Mr. Akerson was a Managing Director of The Carlyle Group (“Carlyle”), a private equity firm, serving as the Head of Global Buyout from July 2009 until August 2010 and as Co-Head of U.S. Buyout from 2003 to 2009. Prior to joining Carlyle, he served as a chairman, chief executive officer, or president of several major companies including XO Communications, Inc. (1999 to 2003), Nextel Communications (1996 to 1999), General Instrument Corporation (1993 to 1995), and MCI Communications Corporation (1983 to 1993). Mr. Akerson served as a director of American Express Company (1995 to 2012) and AOL Time Warner Inc. (now doing business as Time Warner, Inc.) (1997 to 2003).

As Chief Executive Officer of the Company, Mr. Akerson has led the reestablishment of GM as one of the world’s largest automakers. Under his leadership, GM has taken critical steps to transform the Company by launching a $23 billion initial public offering, establishing consistent profitability, gaining market share, improving product quality, accelerating efforts to improve the fuel economy of our vehicles, investing in manufacturing and job creation, and generating global growth. As part of Mr. Akerson’s extensive operating and senior management experience as a chief executive officer in a succession of major companies in challenging, highly competitive industries, he formulated and executed global strategies, guided business development and deployment efforts, and led successful business restructurings. Mr. Akerson also brings to our Board his experience in overseeing private equity investments and serving on other public company boards.

David Bonderman

David Bonderman has been a member of our Board of Directors since July 2009. He is Co-Founding Partner and Managing General Partner of TPG, a private investment firm he founded in 1992. Mr. Bonderman serves as Chairman of the Board of Directors of Ryanair Holdings PLC, a European-based low fares airline, and as a director of CoStar Group, Inc., a marketing and information services company in the commercial real estate industry; Caesars Entertainment Corporation, a gaming operations company; and Energy Future Holdings Corporation, a privately held energy company based in Dallas with a portfolio of competitive and regulated energy companies. He also served as a director of Armstrong Worldwide Industries, Inc. (2009 to 2012), Gemalto N.V. (2006 to 2010), Washington Mutual, Inc. (April 2008 to December 2008), and Burger King Holdings, Inc. (2002 to 2008).

Mr. Bonderman’s qualifications to serve on our Board of Directors include his operating and leadership experience as a co-founding partner in a private equity firm. Through his involvement with TPG he has provided leadership to companies that have been in distressed and turn-around situations and are undergoing dramatic changes. He brings to our Board of Directors extensive experience in finance, business development, mergers and acquisitions, business restructuring and integration, and international business, particularly in China where GM has significant operations.

Erroll B. Davis, Jr.

Erroll B. Davis, Jr. has been a member of our Board of Directors since July 2009. He was also a member of the Board of General Motors Corporation from 2007 to 2009. Mr. Davis has served as the Superintendent of Atlanta Public Schools since July 2011. From 2006 until his retirement in June 2011, he served as Chancellor of the University System of Georgia, the governing and management authority of public higher education in Georgia. From 2000 to 2006, Mr. Davis served as Chairman of Alliant Energy Corporation, and he held the offices of President and Chief Executive Officer from 1998 to 2005. He is a director of Union Pacific Corporation. Mr. Davis also served as a director of BP p.l.c. (1998 to 2010).

In nominating Mr. Davis to serve on our Board of Directors, the Board considered his operating and management experience as a chief executive officer of one of the largest public school systems in the state of Georgia and a large, diverse public university system and, before that, a complex, highly regulated public utility. Mr. Davis brings to our Board of Directors extensive knowledge in the areas of financial reporting and accounting, compliance and controls, technology, and public policy issues such as education and environmental issues. In addition, his knowledge and experience in the utility and energy industries brings to the Board valuable insight regarding the infrastructure needed to advance the use and acceptance of electric power and natural gas to fuel our low-emission vehicles. Further, Mr. Davis’ experience on the boards of directors of several public companies provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of audit and public policy.

Stephen J. Girsky

Stephen J. Girsky has been a member of our Board of Directors since July 2009. Under the terms of a stockholders agreement among GM’s largest stockholders, Mr. Girsky was designated for nomination to the GM Board by the UAW Retiree Medical Benefits Trust (the “VEBA Trust”). At GM, Mr. Girsky has been Vice Chairman of Corporate Strategy, Business Development, Global Product Planning, and Global Purchasing and Supply Chain since February 2011. He had been Vice Chairman of Corporate Strategy and Business Development since March 2010. He served as Interim President of GM Europe from July 2012 to February 2013. Mr. Girsky has served as Chairman of the Adam Opel AG Supervisory Board, a GM subsidiary, since November 2011, and a member of that board since January 2010. He has been a member of the GM Ventures LLC board of directors, a GM subsidiary, since May 2010, and in October 2010, he joined the board of directors of GM Financial Company, Inc., a GM subsidiary. Mr. Girsky served as Senior Advisor to the Office of the Chairman at GM from December 2009 to February 2010. He was President of S. J. Girsky & Company, an advisory firm, from January 2009 to March 2010. He served as President of Centerbridge Industrial Partners, LLC

(“Centerbridge”), an affiliate of Centerbridge Partners, L.P., a private investment firm from 2006 to 2009. From November 2008 to June 2009, Mr. Girsky provided advisory services to the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”). Prior to joining Centerbridge, Mr. Girsky was a special advisor to the Chief Executive Officer and the Chief Financial Officer of General Motors Corporation from 2005 to 2006. From 1995 to 2005, he served as Managing Director at Morgan Stanley and a Senior Analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team. Mr. Girsky also served as lead director of Dana Holding Corporation (2008 to 2009).

Mr. Girsky’s current role as GM Vice Chairman, Corporate Strategy, Business Development, Global Product Planning and Global Purchasing and Supply Chain and his more than 25 years of experience in the automotive industry, both as a participant and knowledgeable observer, provides our Board of Directors with unique insight into the Company’s challenges, operations, and strategic opportunities as well as in-depth understanding of the automotive business and its key participants. In addition, Mr. Girsky’s experience as an auto analyst and president of a private equity firm brings to our Board of Directors significant expertise in finance, market and risk analysis, and business restructuring and development.

E. Neville Isdell

E. Neville Isdell has been a member of our Board of Directors since July 2009. He was also a member of the Board of General Motors Corporation from 2008 to 2009. Mr. Isdell served as Chairman of The Coca-Cola Company from 2004 to 2009 and Chief Executive Officer from 2004 to 2008. From 2002 to 2004, he was an International Consultant to The Coca-Cola Company and headed his investment company, Collines Investments. Mr. Isdell served as Chief Executive Officer of Coca-Cola Hellenic Bottling Company from 2000 to May 2001 and Vice Chairman from May 2001 to December 2001. He was Chairman and Chief Executive Officer of Coca-Cola Beverages plc from 1998 to September 2000. Mr. Isdell also served as a director of SunTrust Banks, Inc. (2004 to 2008).

When considering Mr. Isdell as a nominee to serve on our Board of Directors, the Board recognized his success as a chief executive officer of an iconic American corporation that promotes one of the most widely recognized consumer brands in the world in a continually growing global market. In addition, Mr. Isdell has significant expertise in global brand management, corporate strategy, and business development. His previous and current board positions in non-profit organizations involved with, among other areas, community development, environmental issues, and human rights, such as the Center for Strategic and International Studies, the Leadership Council of Initiative for Global Development, and the World Wildlife Fund, have developed his broad perspective on issues related to environmental sustainability and corporate social responsibility.

Robert D. Krebs

Robert D. Krebs has been a member of our Board of Directors since July 2009. He served as Chairman of Burlington Northern Santa Fe Corporation (“BNSF”) from 2000 until his retirement in 2002. Prior to that, he served as Chairman and Chief Executive Officer of BNSF from 1999 until 2000. He held the offices of Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Krebs also served as a director of UAL Corporation (2006 to 2010).

Mr. Krebs’ career at BNSF has provided him with wide-ranging operating and management experience as a chief executive officer of a large company focused on meeting the transportation needs of industry in the U.S. and Canada. He brings to our Board of Directors extensive experience in corporate strategy, business development, and finance. In addition, his past service on several public company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to other areas of Board responsibility including audit and risk assessment.

Kathryn V. Marinello

Kathryn V. Marinello has been a member of our Board of Directors since July 2009. She was also a member of the Board of General Motors Corporation from 2007 to 2009. Ms. Marinello has been Chairman and

Chief Executive Officer of Stream Global Services, Inc., a premium business process outsource service provider specializing in customer relationship management for Fortune 1,000 companies, since August 2010. Ms. Marinello served as senior advisor and consultant at Providence Equity Partners LLC, a private equity firm, and Ares Capital Corporation, a specialty finance company, from June to August 2010. She served as Chairman and Chief Executive Officer of Ceridian Corporation, a human resources outsourcing company, from December 2007 to January 2010 and President and Chief Executive Officer from 2006 to 2007. Prior to joining Ceridian, Ms. Marinello spent 10 years at General Electric Company (“GE”), and served in a variety of senior roles, including President and Chief Executive Officer of GE Fleet Services, a division of GE, from 2002 to 2006.

Ms. Marinello’s experience at large, complex service companies in various industries enables her to bring a varied perspective to our Board. As Chairman and CEO of Stream Global Services, Inc., she is focused on using information technology to enhance customer service, areas that are key to our success. At Ceridian, she led a business service company providing integrated human resource systems, involving a wide range of issues including audit and financial reporting, compliance and controls, and mergers and acquisitions. As the former President and CEO of GE Fleet Services, Ms. Marinello has significant experience with vehicle fleet sales and financing and dealer relations, and ensures that our Board of Directors considers the customer perspective in its decision making. Moreover, at GE Capital, and in her prior roles at Chemical Bank, Citibank, and First Bank Systems, Inc., Ms. Marinello operated large consumer financial services divisions, which included auto lending, auto warranty, telematics, and auto insurance companies, further broadening her contribution to our Board.

Admiral Michael G. Mullen, USN (ret.)

Admiral Michael G. Mullen has been a member of our Board of Directors since February 1, 2013. Admiral Mullen served as the 17th Chairman of the Joint Chiefs of Staff from October 2007 until his retirement in September 2011. Previously, Admiral Mullen served as the 28th Chief of Naval Operations (“CNO”) from July 2005 to 2007. CNO was one of four different four-star assignments Admiral Mullen held, which also included Commander, U.S. Naval Forces Europe and Commander, Allied Joint Force Command, and the 32nd Vice Chief of Naval Operations. Since 2012, Admiral Mullen has served as President of MGM Consulting LLC and is the Charles and Marie Robertson Visiting Professor at the Woodrow Wilson School of Public and International Affairs at Princeton University.

Admiral Mullen brings to our Board extensive senior leadership experience gained over his 43-year career in the U.S. military. As Chairman of the Joint Chiefs of Staff, the highest ranking officer in the U.S. military, Admiral Mullen led the armed forces during a critical period of transition, overseeing two active war zones. Admiral Mullen’s involvement in key aspects of U.S. diplomacy, including forging vital relationships with diverse countries around the world, brings valuable insight to our Board as we work to restructure GM’s operations in Europe and expand our operations in Brazil, Russia, India, and China. In addition to strong global relationships, Admiral Mullen has deep experience in leading change in complex organizations, executive development and succession planning, diversity implementation, crisis management, strategic planning, budget policy, risk management, and technical innovation, which are important to the oversight of GM’s business and will allow him to make a significant contribution to our Board.

James J. Mulva

James J. Mulva has been a member of our Board of Directors since June 2012. Mr. Mulva served as Chairman and Chief Executive Officer of ConocoPhillips, an international, integrated oil and gas company from 2004 until his retirement in May 2012. He served as Chairman, President and Chief Executive Officer of ConocoPhillips from 2004 to 2008. He served as President and Chief Executive Officer from 2002 to 2004. Mr. Mulva is also a director of General Electric Company.

Mr. Mulva brings to our Board of Directors 39 years of experience in the energy industry, first at Phillips Petroleum Company (“Phillips”) and, since 2002, as Chief Executive Officer of ConocoPhillips. Prior to overseeing the merger of Conoco and Phillips, Mr. Mulva served as Chairman and Chief Executive Officer of Phillips, where he held various domestic and international senior management positions in finance, including

Executive Vice President and Chief Financial Officer. As Chief Executive Officer of Phillips and later ConocoPhillips, Mr. Mulva oversaw mergers and acquisitions, business restructurings, and negotiated joint ventures, positioning the company to compete in an increasingly challenging and highly competitive industry. Prior to his retirement from ConocoPhillips in May 2012, Mr. Mulva oversaw the strategic repositioning of the company to split its fuel production and refining businesses. Mr. Mulva’s expertise in the energy industry will provide valuable insight to our Board in developing GM’s long-term energy diversity strategy, as will his in-depth background in finance. Mr. Mulva also brings to our Board his experience in serving as a director of other large, complex companies.

Patricia F. Russo

Patricia F. Russo has been a member of our Board of Directors since July 2009 and has been Lead Director of our Board of Directors since March 2010. She served as Chief Executive Officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as Chairman and Chief Executive Officer of Lucent Technologies, Inc. (“Lucent”) from February 2003 to 2006 and President and Chief Executive Officer from 2002 to 2003. Ms. Russo is currently a director of Alcoa Inc., Hewlett-Packard Company, KKR Management LLC (the managing partner of KKR & Co. L.P.), and Merck & Co. Inc (“Merck”). Ms. Russo also served as a director of Schering-Plough Corporation from 1995 to its merger with Merck in 2009.

As the chief executive officer of highly technical, complex companies, Ms. Russo demonstrated leadership that strongly supported her nomination to our Board of Directors. In that capacity she dealt with a wide range of issues including mergers and acquisitions and business restructuring as she led Lucent’s recovery through a severe industry downturn and later a merger with Alcatel, a French company. In addition, she brings to the Board extensive global experience in corporate strategy, finance, sales and marketing, technology, and leadership development. Ms. Russo also brings extensive expertise in corporate governance and executive compensation as a member of the board and board committees of other public companies.

Thomas M. Schoewe

Thomas M. Schoewe has been a member of our Board of Directors since November 2011. Mr. Schoewe served as Executive Vice President and Chief Financial Officer of Wal-Mart Stores, Inc. (“Wal-Mart”) from 2000 to 2011. Prior to joining Wal-Mart, Mr. Schoewe worked for Black & Decker Corporation from 1986 to 1999, most recently serving as Senior Vice President and Chief Financial Officer. From 1974 to 1986, Mr. Schoewe worked for Beatrice Companies, Inc., where he was Chief Financial Officer and Controller for Beatrice Consumer Durables, Inc. Mr. Schoewe is a director of KKR Management LLC and Northrop Grumman Corporation. He served as a director of PulteGroup, Inc. (2009 to 2012) and Centex Corporation from 2001 to its 2009 merger with Pulte Homes, Inc. (now doing business as PulteGroup, Inc.).

With extensive experience gained over more than 35 years in finance, including serving as the chief financial officer of large multi-national, consumer-facing companies, Mr. Schoewe brings financial expertise, corporate leadership, and operational experience to our Board of Directors. His extensive experience as a senior leader in corporate finance has provided him with key skills, including financial reporting, accounting and control, business planning and analysis, and risk management, that are valuable to the oversight of our business. Further, Mr. Schoewe’s previous and current board positions at public companies involved with home building, security, and investments provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board.

Theodore M. Solso

Theodore M. Solso has been a member of our Board of Directors since June 2012. Mr. Solso served as Chairman and Chief Executive Officer of Cummins, Inc. (“Cummins”), a global company that manufactures diesel and natural gas engines and engine-related component products, from 2000 until his retirement in December 2011. He is a director of Ball Corporation, a manufacturer of metal packing products and aerospace systems and technologies. Mr. Solso also served as a director of Ashland Inc. (1999 to 2012).

Mr. Solso has gained significant senior management experience during his 40-year career at Cummins. As Chief Executive Officer of Cummins, Mr. Solso led the company through strong financial performance and stockholder returns, international growth, business restructuring, and leadership in emissions reduction technology and related environmental activities, corporate responsibility, diversity, and human rights issues. Mr. Solso’s extensive experience at Cummins in manufacturing and engineering of diesel engines and compliance with challenging emissions laws and regulations will allow him to contribute significantly to our Board regarding GM’s global product development strategies. His recent experience in serving as U.S. Chairman of the U.S. – Brazil CEO Forum provides valuable insight to advance the business priorities of our operations in Brazil, one of the world’s fastest growing economies. In addition to his deep understanding of global markets and business operations and corporate responsibility, Mr. Solso brings to our Board his experience gained at Cummins and as a director of other companies, in finance, accounting, risk oversight, and corporate governance.

Carol M. Stephenson

Carol M. Stephenson has been a member of our Board of Directors since July 2009. She has been Dean of the Richard Ivey School of Business at The University of Western Ontario (“Ivey”) since 2003. Prior to joining Ivey, Ms. Stephenson served as President and Chief Executive Officer of Lucent Technologies Canada from 1999 to 2003. Ms. Stephenson is a director of Ballard Power Systems, Inc., a manufacturer of fuel cell products, Intact Financial Corporation (formerly ING Canada), an insurance provider in Canada, and Manitoba Telecom Services Inc., a communications provider in Canada. She was a member of the Advisory Board of General Motors of Canada, Limited (“GM Canada”), a GM subsidiary, from 2005 to 2009. Ms. Stephenson was invested as an Officer into the Order of Canada in 2009.

Ms. Stephenson’s experience as Dean of the Richard Ivey School of Business and President and Chief Executive Officer of Lucent Technologies Canada provides our Board of Directors with diverse perspectives and progressive management expertise in marketing, operations, strategic planning, technology development, and financial management. Her experience on the boards of several top Canadian companies provides our Board of Directors with her broad perspective on successful management strategies and insight on matters affecting the business interest of GM and GM of Canada. Ms. Stephenson also brings to our Board her experience in serving on the compensation and governance committees of other public companies.

Cynthia A. Telles

Cynthia A. Telles has been a member of our Board of Directors since April 2010. She has been on the faculty of the University of California, Los Angeles School of Medicine Department of Psychiatry since 1986 and the Director of the UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic since 1980. Among many corporate and non-profit board memberships, in 2010 Dr. Telles joined the board of the Pacific Council for International Policy and was appointed to the White House Commission on Presidential Scholars by President Obama. She has held several governmental and public service appointments that include serving as a Commissioner for the City of Los Angeles for 13 years. Dr. Telles currently is Chairman of the Board of Directors of the California Community Health Foundation and a member of the board of the Kaiser Foundation Health Plan and Hospitals. She previously served on the boards of Americas United Bank, the largest Hispanic-owned bank in California (2006 to 2010), Burlington Northern Santa Fe Corporation (2009 to 2010), and California United Bank (formerly Sanwa Bank California) (1994 to 2002).

Dr. Telles’ qualifications for serving on our Board of Directors include her extensive experience in public and governmental service, as well as public policy and governmental and community relations. In addition, her in-depth understanding of the Hispanic community, which represents the nation’s largest and fastest growing consumer market segment, provides our Board with valuable insight. Moreover, her previous and current board positions in companies in the health care, transportation, and financial industries and in non-profit organizations involved with, among other areas, community development, environmental issues, health care reform, and education, have developed her broad perspective on issues related to corporate social responsibility and governance.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the Certificate of Incorporation, Bylaws, and charters of the Board Committees, provide the framework for the governance of our Company. The Board’s Corporate Governance Guidelines and related policies, which are periodically updated by the Board following recommendations from the Directors and Corporate Governance Committee (the “Governance Committee”), cover among other things:

•	Board membership criteria and the process for the selection of new directors;

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Majority voting for directors and the related requirement that each incumbent director, when nominated for re-election, submit a written irrevocable resignation that would become effective if the Board accepts that resignation following an uncontested election in which the director fails to receive a majority of the votes cast, excluding abstentions;

•	Orientation for new directors and continuing education for all directors;

•	Requirement that at least two-thirds of the Board be independent;

•	Limitation on the number of outside board memberships that can be held by any director;

•	Mandatory retirement for directors at age 72;

•	Prohibition against personal loans from the Company or its subsidiaries to directors and executive officers that would violate the Sarbanes-Oxley Act of 2002;

•	Requirements for executive sessions of the Board attended by non-management and independent directors;

•	Role and responsibilities of the Lead Director;

•	Access by the Board and each of its Committees to independent advisors at the Company’s expense;

•	Annual self-evaluations of the Board and each of its Committees by all directors;

•	Directors’ obligations to comply with the Company’s policies regarding ethics and conflicts of interest;

•	Confidentiality of Board materials, deliberations, and actions;

•	Directors’ unrestricted access to management;

•	Annual evaluation of the Chief Executive Officer (“CEO”) by the Board; and

•	Board responsibility for overseeing succession planning for management.

The Governance Committee regularly considers information concerning the Board’s Corporate Governance Guidelines and reviews related policies adopted by other major public corporations as well as the views of various groups active in the field of corporate governance regarding such guidelines and policies. This benchmark information is provided to assist in the review and updating of our guidelines and policies. The Committee also oversees the Company’s ongoing compliance with the governance requirements of corporate regulators and overseers such as the SEC and NYSE. To obtain a copy of our Corporate Governance Guidelines, see “How can I obtain the Company’s corporate governance information?” on page  7.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. While the Board has no fixed policy with respect to combining or separating the roles of Chairman and CEO, our Corporate Governance Guidelines provide that if the Chairman is not an independent director, the independent directors will elect a Lead Director from among the independent directors serving on the Board. In making leadership structure determinations, the Board considers many factors to determine what is in the best interests of the Company’s stockholders, including the qualifications of individual directors and the specific needs of the business.

Our current leadership structure consists of a combined Chairman and CEO and an independent director serving as Lead Director. Our Board believes that the Company and its stockholders are well served by this leadership structure. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, Mr. Akerson is best positioned to chair regular Board meetings at which the directors discuss key business and strategic issues. Having one person serve as both Chairman and CEO permits a clear, unified, strategic vision for GM that ensures alignment between the Board and management, provides focused leadership for the Company, and helps ensure accountability for the Company’s performance. At the same time, the role of an independent Lead Director with specified responsibilities on behalf of the non-management directors and the activities of key Board Committees comprised entirely of independent directors provide a formal structure for active independent oversight of management, including the Chairman and CEO. Given the dynamic and competitive environment in which GM operates, our Board may reconsider its determination to have a single individual act both as Chairman and CEO from time to time based on changes in our circumstances.

The Lead Director is elected annually by a majority of the independent directors upon a recommendation from the Governance Committee. Patricia F. Russo currently serves as our Lead Director. Under the Board’s Corporate Governance Guidelines, the Lead Director has duties assigned by the Board which include:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management directors, and advising the Chairman of any actions taken;

•	Calling executive sessions of the non-management and independent directors;

•	Developing agendas for executive sessions of the Board in consultation with the Chairman and other Board members;

•	Leading the non-management directors in the annual evaluation of the performance of the CEO and communicating that evaluation to him;

•	Approving Board meeting agendas and related materials recommended by the Chairman;

•	Approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Serving as liaison between non-management directors and the Chairman, as necessary; and

•	Being available, if requested by major stockholders, for consultation and communication.

Board’s Role in Risk Oversight

One of the essential functions of our Board is oversight of management, directly and through its various Committees. Identifying and managing the risks we face is an important component of management’s responsibilities. Risks are considered in virtually every business decision and as part of the Company’s business strategy. We recognize that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve our strategic objectives.

Our Board has overall responsibility for risk oversight, with a focus on the most significant risks facing the Company. Our Board implements its risk oversight function both as a whole and through delegation to Board Committees. The Board receives regular reports from our management on particular risks within the Company, through review of the Company’s strategic plan, and through regular communication with its Committees. The Board Committees, which meet regularly and report back to the full Board, play a significant role in overseeing the Company’s management of risks within their areas of responsibility. In general, individual Committees oversee the following risks:

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The Audit Committee oversees risks associated with financial and accounting matters and the Company’s financial reporting and disclosure process. It also reviews the Company’s policies for risk assessment and risk management, including our major financial and accounting risk exposures and actions taken to mitigate these risks as well as reviewing management’s assessment of legal and regulatory risks identified in the Company’s compliance programs;

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The Executive Compensation Committee (the “Compensation Committee”) ensures that GM’s executive compensation programs are designed to provide incentives that are consistent with the interests of GM’s stockholders but do not encourage senior executives to take excessive risks that threaten the value of the Company. It also considers risks related to executive recruitment, development, retention, and succession planning;

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The Governance Committee oversees risks that may arise in connection with the Company’s governance structure and processes, including Board structure and composition, director independence, and related party transactions;

•	The Finance Committee oversees risks associated with general economic conditions, financial instruments, financial policies and strategies, capital structure, and pension funding; and

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The Public Policy Committee oversees risks that may arise in connection with global political, social, and public policy issues that may affect the Company’s business operations, profitability, or reputation.

Our General Auditor and Chief Risk Officer is responsible for coordinating the Company’s risk management activities, including reporting to both the Board’s Audit Committee and to senior management on the risk assessment and mitigation strategies for the top risks the Company has identified. Oversight of these top Company risks has been assigned to the functional or regional leaders who are in the best position to develop risk management strategies and to report progress to the Board and senior management. Our General Auditor and Chief Risk Officer also supports the process of identifying emerging risks to the Company and stress testing key risk scenarios.

While the Board is ultimately responsible for risk oversight, our management is responsible for day-to-day risk management processes. We believe that this division of responsibilities is the most effective risk management approach and that our Board leadership structure supports this approach.

Selection of Nominees for Election to the Board

The Board makes nominations for the election of directors pursuant to the recommendations of the Governance Committee. Any stockholder entitled to vote for the election of directors may make a nomination by complying with the requirements of applicable law and section 1.11 of our Bylaws.

The Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. The Governance Committee is responsible for identifying potential candidates for Board membership and making its recommendations to the full Board. To assist in the identification and evaluation of qualified director candidates, the Governance Committee from time to time engages search firms that specialize in providing services for the identification and evaluation of candidates for election to corporate boards.

The selection of qualified directors is complex and crucial to our long-term success. The Governance Committee and the Board establish different priorities for recruiting new Board members from time to time depending on the Company’s needs and the current make-up of the Board. In every case, however, candidates for election to the Board must be able to make a significant contribution to the Board’s discussion and decision making concerning the broad array of complex issues facing the Company. Recently, our recruiting efforts have been particularly directed toward identifying candidates who have distinguished themselves as leaders of large, complex, global organizations with expertise in geopolitical and international affairs. Potential candidates who satisfy our priorities are further evaluated based upon criteria that include:

•	Their demonstrated global business and social perspective, personal integrity, and sound judgment;

•	Expertise and experience gained in government and non-profit organizations that would complement or expand that of the current directors;

•	Their demonstrated commitment to the highest ethical standards and values of the Company;

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Their ability to take into account and balance the legitimate interests and concerns of all our stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions; and

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Their ability and willingness to give sufficient time and attention to preparing for and participating fully in Board activities, including enhancing their knowledge of our Company and the global automotive industry.

In assessing potential candidates the Governance Committee seeks to consider individuals with a broad range of business experience and backgrounds. While GM does not have a formal policy governing diversity among members of the Board, we recognize the value of overall diversity on the Board, considering members’ opinions, perspectives, personal and professional experiences, and backgrounds, such as gender, race, ethnicity, or country of origin. We believe that the judgment and perspectives offered from deliberations of a diverse board of directors improve the quality of their decision making and enhance the Company’s business performance by enabling it to respond more effectively to the needs of customers, employees, suppliers, stockholders, and other stakeholders worldwide.

The Governance Committee is also responsible for recommending nominees to the Board annually. In determining whether to recommend a director for re-election, the Governance Committee considers a number of factors, including the director’s history of attendance and participation in meetings, other contributions to the activities of the Board, and the results of Board self-evaluations. The Governance Committee will consider persons recommended by stockholders for election to the Board. To recommend an individual for Board membership, write to the Corporate Secretary of our Company at the mailing address, fax number, or e-mail address provided on page 7 in “How can I obtain the Company’s corporate governance information?” Using the same criteria for candidates proposed by stockholders and by members of the Board, the Governance Committee will review the qualifications and background of each recommended candidate in light of the selection criteria listed above and will then communicate its decision to the candidate or the person who made the recommendation.

If you intend to nominate a candidate for director at the annual meeting or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the SEC’s proxy rules, which is discussed on page 7), you must give us written notice as required in Section 1.11 of our Bylaws. The Corporate Secretary must receive such notice at the mailing address, fax number, or e-mail address provided in “How can I obtain the Company’s corporate governance information?” on page 7, not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2014 annual meeting, your notice must be received between December 12, 2013 and February  10, 2014.

Board Meetings and Attendance

In 2012, our Board held a total of 11 meetings, and average attendance at Board and Committee meetings was 96 percent. Each director attended at least 75 percent of the total meetings of the Board and Committees on which he or she served during 2012, except Mr. Bonderman who attended 74 percent (91 percent of Board meetings and 63 percent of Committee meetings). Directors are expected to attend our annual meeting of stockholders, which is held in conjunction with a regularly scheduled Board meeting. All of GM’s directors attended the 2012 annual meeting of stockholders.

Size of the Board

The Board of Directors is currently composed of 15 members, and with the retirement of Mr. Laskawy, will have 14 members following the annual meeting. The Board of Directors sets the number of directors from time to time by resolution adopted by a majority of the Board. The Governance Committee reassesses the Board’s size at least annually to determine if a larger or smaller group would be more effective. If any nominee is unable to serve as a director or if any director leaves the Board between annual meetings of stockholders, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy.

Voting Standards for the Election of Directors

Section 2.2 of GM’s Bylaws and our Corporate Governance Guidelines provide that in uncontested elections directors are elected by a majority of the votes cast. In contested elections, the plurality voting standard applies so that the Board vacancies are filled by the nominees who receive the most votes, regardless of whether they receive a majority of votes cast. An election is considered “contested” if we receive proper notice pursuant to Section 1.11 of our Bylaws that a stockholder intends to nominate a candidate for the election, so that the number of candidates would be greater than the number of directors to be elected, unless the Board determines in its reasonable judgment that the stockholder’s nominee or nominees are likely to receive less than 0.01 percent of the votes cast.

Our Bylaws and Corporate Governance Guidelines further provide that before any incumbent director may be nominated by the Board for re-election to the Board, he or she must submit a written irrevocable resignation, which would become effective if: (1) the director does not receive more than 50 percent of the votes cast and (2) the Board accepts that resignation in accordance with policies and procedures adopted by the Board for such purposes.

Within 90 days after receipt of the certified final vote for an uncontested election of directors in which one or more incumbent directors did not receive a majority of the votes cast, the Governance Committee will consider his or her tendered resignation in light of the best interests of GM and its stockholders and make a recommendation to the Board whether to accept or reject the resignation, and whether a different individual should be chosen to serve as a director in place of the unsuccessful incumbent. The Committee in making its recommendation and the Board in determining whether to accept the Committee’s recommendation may consider any factors they determine appropriate and relevant to the best interests of GM and its stockholders. In any event, however, the Board will accept the resignation of an unsuccessful incumbent unless there is a compelling reason to reject the resignation. Using this standard, a resignation might be rejected, for example, if:

•	The stated or apparent reasons for the votes against the director could be better addressed or resolved in a different way; or

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The resignation of the director would: (1) eliminate an Audit Committee financial expert; (2) cause the Board to have less than a majority of independent directors; (3) cause GM to fail to satisfy the listing requirements of the NYSE; (4) result in a default or breach under any loan covenants; or (5) trigger a significant payment under an executive employment contract or other contract.

While the Governance Committee is considering whether to recommend that the Board accept a director’s resignation under the circumstances described above and the Board itself is deliberating and acting upon the Committee’s recommendation, the Board expects an unsuccessful incumbent to recuse himself or herself voluntarily from participation in those discussions and decisions, except in limited circumstances.

Within four business days after the Board accepts or rejects the resignation following the process described above, we will file a report with the SEC on Form 8-K setting forth the decision and explaining the Board’s rationale for its decision.

If all incumbent directors who are Board nominees fail to receive a vote of at least 50 percent of the votes cast in an uncontested election of directors, the incumbent Board will nominate a new slate of directors and within 180 days after the certification of the stockholder vote will hold a special meeting to elect a Board of Directors. In such circumstances, the incumbent Board will continue to serve until new directors are elected and qualified.

Director Independence

Pursuant to our Bylaws and the terms of the Stockholders Agreement described on page 30, at least two-thirds of our directors must be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, as determined by our Board of Directors.

The Governance Committee assesses the independence of each director and makes recommendations to the Board as to each director’s independence both by using the quantitative criteria in the Board’s Corporate Governance Guidelines and by determining whether the director is free from any qualitative relationship that would interfere with the exercise of independent judgment.

Section 2.10 of our Bylaws incorporates, by reference, the independence criteria of the NYSE, and the Board’s Corporate Governance Guidelines set forth our standards for director independence, which are based on all the applicable SEC and NYSE requirements. The Board’s Corporate Governance Guidelines provide that an independent director must satisfy all of the following criteria:

•	During the past three years, we have not employed the director, and have not employed (except in a non-executive capacity) any of his or her immediate family members;

•

During any twelve-month period within the last three years, the director has not received more than $120,000 in direct compensation from us other than director fees or other forms of deferred compensation. No immediate family members of the director have received any compensation other than for employment in a non-executive capacity;

•

Neither the director nor any immediate family member is a current partner of a firm that is our internal or external auditor; the director is not an employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and personally works on our audit; and neither the director nor any immediate family member was a partner or employee of such a firm and personally worked on our audit within the last three years;

•

During the past three years, neither the director nor any immediate family member has been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee (or its equivalent) of another company that employs the director; and

•

During the past three years, neither the director nor any immediate family member has been employed (except, in the case of family members, in a capacity other than as an executive officer) by one of our significant suppliers or customers or any affiliate of such supplier or customer. For the purposes of this standard, a supplier or customer is considered significant if its sales to, or purchases from, us represent the greater of $1 million or 2 percent of our or the supplier’s or customer’s consolidated gross revenues.

In addition to satisfying all of the foregoing requirements, a director would not be considered independent if he or she has, in the judgment of the Board, any other “material” relationship with the Company, other than serving as a director that would interfere with the exercise of his or her independent judgment.

Consistent with the standards described above, the Board has reviewed all relationships between the Company and each director, considering quantitative and qualitative criteria, and affirmatively has determined that all of the directors other than Mr. Akerson and Mr. Girsky are independent according to the definition in the Board’s Corporate Governance Guidelines.

In recommending to the Board that each non-employee director be found independent, the Governance Committee also considered whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Governance Committee evaluated charitable contributions that GM (including the GM Foundation) has made to non-profit organizations with which our directors are or have been associated. None of these transactions was material. The Governance Committee also considered that GM in the ordinary course of business, during the last three years, has sold fleet vehicles to and purchased products and services from companies at which some of our directors serve as non-employee directors and confirmed the absence of any material relationship. In each case, these transactions were in the ordinary course of business for GM and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

Our Bylaws and Corporate Governance Guidelines are available on our website at www.gm.com/investor, under “Corporate Governance.”

Executive Sessions

Under the Board’s Corporate Governance Guidelines, the non-management directors generally have an opportunity to meet in executive session without management present as part of each regularly scheduled Board meeting. If any non-management directors are not independent, then the independent directors schedule an executive session of independent directors at least once per year. Executive sessions are chaired by the Board’s Lead Director, Ms. Russo. During these sessions, the non-management directors review CEO performance, compensation, and succession planning; future Board agendas and flow of information to directors; the Board’s corporate governance matters; and any other matters of importance to the Company or other issues raised by the non-management directors. The non-management directors of the Board met in executive session five times in 2012, including at least one time with only independent directors present.

Stockholder Communication with the Board

Stockholders and other interested parties may contact our Board as a whole, or the non-management directors as a group, any Board Committee, the Chairman of the Board, or the Lead Director by using contact information provided on our website at www.gm.com/investor, under “Corporate Governance.”

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers, and employees, including the Chairman and CEO, the Senior Vice President and Chief Financial Officer, the Vice President, Controller and Chief Accounting Officer, and any other persons performing similar functions. GM’s code of ethics, “Winning With Integrity: Our Value and Guidelines for Employee Conduct,” is posted on our website at www.gm.com/investor, under “Corporate Governance.”

Confidentiality

Directors, like all employees, are required to maintain the confidentiality of information entrusted to them by us or any other confidential information about GM that they receive from any source in their capacity as a director, except when disclosure is legally required or specifically authorized by our Board. Directors are expected to take all appropriate steps to minimize the risk of disclosure of confidential communications coming to them from us as well as confidential discussions and decisions by or among directors and by or among the directors and management. All discussions that occur at meetings of the Board or a Board Committee are deemed confidential, except to the extent that disclosure may be legally required. Directors may not use confidential information for their benefit or for the benefit of persons or entities outside the Company or in violation of any law or regulation including insider trading laws and regulations. Directors are subject to these obligations with regard to confidential information during and after their service on the Board. For purposes of this policy, “confidential information” is all non-public information relating to GM including, but not limited to, information that could be useful to competitors or otherwise harmful to our interests or objectives, if disclosed.

Director Orientation and Continuing Education

All new directors must participate in the Company’s director orientation program, which is generally conducted promptly after the meeting at which a new director is elected. The Governance Committee oversees an orientation process developed by management to familiarize new directors with the Company’s business and strategic plans, significant financial matters, core values, including ethics, compliance programs, corporate governance practices, and other key policies and practices through a review of background material and meetings with senior management. It is the responsibility of the Governance Committee to advise directors about their continuing education on subjects that would assist them in discharging their duties. For example, Board members are encouraged to visit GM facilities, dealers, and auto shows to enhance their understanding of the Company and its competitors in the auto industry. All directors are encouraged to attend, at our expense, director continuing education programs sponsored by educational and other institutions.

Access to Outside Advisors

The Board as well as each Board Committee can retain the services of outside advisors at our expense.

Committees of the Board of Directors

Our Board of Directors has five standing Committees: Audit, Directors and Corporate Governance, Executive Compensation, Finance, and Public Policy. Our Board has adopted a written charter for each of our standing Committees, which may be found on our website at www.gm.com/investor, under “Corporate Governance.” See “How can I obtain the Company’s corporate governance information?” on page 7 for information about obtaining a printed copy of each charter. Our Board may also establish from time to time any other committees that it deems necessary or desirable. Each member of the Audit, Corporate Governance, and Compensation Committees has been determined by the Board to be independent for purposes of the NYSE Corporate Governance listing standards. The composition of each Committee also complies with the listing requirements and other rules of the Toronto Stock Exchange. The following table shows for each of our standing Committees the current membership and the number of meetings held in 2012.

Standing Committee Membership

Director	Audit	Directors and Corporate Governance	Executive Compensation	Finance (1)	Public Policy

David Bonderman			X	X
Erroll B. Davis, Jr.	X				Chair
Stephen J. Girsky				X	X
E. Neville Isdell		X	Chair		X
Robert D. Krebs	X	X		Chair
Philip A. Laskawy (2)				X
Kathryn V. Marinello	X				X
James J. Mulva			X	X	X
Patricia F. Russo		Chair	X	X
Thomas M. Schoewe (3)	Chair			X
Theodore M. Solso	X	X	X
Carol M. Stephenson		X	X
Cynthia A. Telles		X			X
Number of Meetings in 2012	9	6	9	7	5

(1)	In August 2012, the Finance and Risk Committee was renamed the Finance Committee. Please see “Finance Committee” below for further details.
(2)	Retiring from the Board effective as of the 2013 Annual Meeting, pursuant to the Board’s retirement age policy.
(3)	Appointed Chair of the Audit Committee on February 13, 2013.

Admiral Michael G. Mullen joined the Board on February 1, 2013 and has not yet been named to any Committees of the Board.

The primary responsibilities for each of the Committees of the Board are set forth below.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by us to stockholders and others; our system of internal controls; our compliance procedures for the employee code of ethics and standards of business conduct; and our audit, accounting, and financial reporting processes. Our Board has determined that all of the members of the Committee are independent, financially literate, and have accounting or related financial management expertise as defined by the NYSE. The Board also has determined that Mr. Davis, Mr. Krebs, Ms. Marinello, Mr. Schoewe, and Mr. Solso all qualify as “audit committee financial experts” as defined by the SEC.

Directors and Corporate Governance Committee

The Governance Committee gives direction and oversight to the identification and evaluation of potential Board candidates and ultimately recommends candidates to be nominated for election to the Board, including any individuals designated under the Stockholders Agreement described on page 30. It periodically conducts studies of the appropriate size and composition of the Board and reviews and makes recommendations concerning compensation for non-employee directors. Among other items, the Governance Committee is responsible for: reviewing and recommending revisions, as appropriate, to the Company’s corporate governance framework, including our Certificate of Incorporation, Bylaws, and Corporate Governance Guidelines; overseeing the self-evaluation process of the Board and its standing Committees and reporting an assessment of the Board’s performance annually to the Board; and recommending memberships and Chairs for all Committees of the Board.

Executive Compensation Committee

The Compensation Committee’s overall objective is to ensure that our compensation policies and practices support the recruitment, development, and retention of the executive talent needed to ensure the long-term success of the Company. In doing this, the Compensation Committee must balance the need to provide competitive compensation and benefits with the guidelines and requirements of the U.S. Department of the Treasury (the “UST”). The Compensation Committee reviewed and approved equity plans and corporate goals and objectives related to compensation and set individual award targets for the CEO and other Senior Executive Officers (“SEOs”) who are also Named Executive Officers (“NEOs”), as well as our other executive officers and certain other senior leaders subject to its review. None of the members of our Compensation Committee is eligible to participate in any of the compensation plans or programs it administers.

Finance Committee

In August 2012, the Board approved amendments to the charter of the Finance and Risk Committee, and the Committee was renamed the Finance Committee. The Finance Committee is responsible for assisting the Board in its oversight of our financial policies and strategies, including our capital structure. In addition, the Finance Committee periodically receives reports regarding our U.S. employee benefit plans for the purpose of reviewing the administration, financing, investment performance, risk and liability profile, and funding of such plans, in each case including with respect to regulatory compliance. Before the amendments to the charter, the Finance and Risk Committee had responsibility for assisting the Board in its oversight of our risk management strategies and policies, including overseeing management of market, credit, liquidity, and funding risks. These responsibilities have been assumed by the Audit Committee.

Public Policy Committee

The Public Policy Committee provides oversight and guidance to management on public policies to support the Company’s progress in growing the business globally within the framework of its core values. The Public Policy Committee discusses, and brings to the attention of the Board and management as appropriate, current and emerging global political, social, and public policy issues that may affect the business operations, profitability, or public image or reputation of the Company. The Public Policy Committee oversees global public policy matters as well as specific functions of the Company, as appropriate. Company functions reviewed by the Public Policy Committee include Global Public Policy, diversity, corporate social responsibility, employee health and safety, and philanthropic activities.

Executive Committee

In addition to the above committees, our Board has an Executive Committee composed of the Chairman of the Board and the Chairs of each of our standing Committees. The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary, and all actions by the Executive Committee are reported at the next Board meeting.

Non-Employee Director Compensation

Compensation for our non-employee directors is set by our Board at the recommendation of the Governance Committee. With respect to non-employee directors, the Company’s philosophy is to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with stockholder interests and with the performance of the Company. Pursuant to the Board’s Corporate Governance Guidelines, the Governance Committee, which consists solely of independent directors, is responsible for conducting an annual assessment of non-employee director compensation.

In making non-employee director compensation recommendations, the Governance Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally as well as Committee Chairs, and the form and amount of compensation paid to directors at peer companies having similar size, scope, and complexity.

In December 2012, our Board determined to maintain the same level of director compensation (i.e., annual Board and Committee retainers) as originally established on July 10, 2009. Each member of the Board who is not an employee receives an annual retainer of $200,000 for service on the Board and, if applicable, one or both of the following annual retainers: (1) $10,000 for service as Chair of any Board Committee; and (2) $20,000 for service on the Audit Committee. The fee paid for service as Lead Director is $30,000 per year.

Under the General Motors Company Deferred Compensation Plan for Non-Employee Directors (the “Director Compensation Plan”), which became effective January 1, 2011, non-employee directors are required to defer 50 percent of their annual Board retainer (i.e., $100,000) into share units of our Common Stock (“Deferred Share Units”) and may elect to defer all or half of the remainder in additional Deferred Share Units. Deferred Share Units under this plan may not be voted and will not be available for disposition until after the director retires or otherwise leaves the Board. After leaving the Board, the director will receive a cash payment or payments under this plan based on the number of Deferred Share Units in the director’s account, valued at the average daily closing market price for the quarter immediately preceding payment. Directors will be paid in a lump sum or in annual installments for up to five years based on their deferral elections.

Only non-employee directors receive fees for serving on the Board. Non-employee directors are not eligible to participate in any of the savings or retirement programs for our employees. Other than as described in this section, there are no separate benefit plans for directors.

Non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors.

To familiarize directors with our products, we provide the use of a company vehicle on a six-month rotating basis, and directors are expected to submit product evaluations to us. Directors are charged with imputed income based on the lease value of the vehicle provided and are responsible for associated taxes. In addition, we pay for the cost of personal accident insurance coverage, for which directors are also responsible for associated taxes on imputed income.

The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of service. The fees listed in the table below reflect any pro-rata adjustments that occurred in the year ended December 31, 2012.

2012 Non-Employee Director Compensation

Director	Fees Earned or Paid in Cash (1) ($)	All Other Compensation (2) ($)	Total ($)

David Bonderman	200,000	11,957	211,957
Erroll B. Davis, Jr.	230,000	13,074	243,074
E. Neville Isdell	210,000	11,957	221,957
Robert D. Krebs	230,000	11,957	241,957
Philip A. Laskawy	230,000	12,912	242,912
Kathryn V. Marinello	220,000	11,957	231,957
James J. Mulva	116,667	60	116,727
Patricia F. Russo	240,000	11,957	251,957
Thomas M. Schoewe	211,667	11,957	223,624
Theodore M. Solso	128,333	6,965	135,298
Carol M. Stephenson	200,000	11,957	211,957
Cynthia A. Telles	200,000	11,957	211,957

(1)	Includes annual retainer fees, Chair and Audit Committee fees, as well as Lead Director fees. The totals in this column include amounts required or elected to be deferred under the Director Compensation Plan and converted into share units at the average daily closing price of our Common Stock for 2012 (or for a newly elected director the portion of the year after joining the Board) as disclosed in the table below:

Director	Retainer Fees Deferred in Share Units of Common Stock under the Director Compensation Plan ($)

David Bonderman	200,000
Erroll B. Davis, Jr.	100,000
E. Neville Isdell	100,000
Robert D. Krebs	100,000
Philip A. Laskawy	100,000
Kathryn V. Marinello	200,000
James J. Mulva	116,667
Patricia F. Russo	100,000
Thomas M. Schoewe	100,000
Theodore M. Solso	116,667
Carol M. Stephenson	200,000
Cynthia A. Telles	100,000

(2)	“All Other Compensation” includes among other items incremental costs for the use of company vehicles and the costs associated with personal accident insurance. See table below.

All Other Compensation

Totals for amounts reported as “All Other Compensation” in the preceding “2012 Non-Employee Director Compensation” table are described below:

Director	Aggregate Earnings on Deferred Compensation ($)	Perquisites/ Company Vehicles (1) ($)	Other (2) ($)	Total ($)
David Bonderman	—	11,837	120	11,957
Erroll B. Davis, Jr. (3)	1,117	11,837	120	13,074
E. Neville Isdell	—	11,837	120	11,957
Robert D. Krebs	—	11,837	120	11,957
Philip A. Laskawy	—	12,792	120	12,912
Kathryn V. Marinello	—	11,837	120	11,957
James J. Mulva	—	—	60	60
Patricia F. Russo	—	11,837	120	11,957
Thomas M. Schoewe	—	11,837	120	11,957
Theodore M. Solso	—	6,905	60	6,965
Carol M. Stephenson	—	11,837	120	11,957
Cynthia A. Telles	—	11,837	120	11,957

(1)	Includes incremental costs for company vehicles, which are calculated based on the average monthly cost of providing vehicles to all directors, including lost sales opportunity and incentive costs, if any; insurance claims, if any; licensing and registration fees; and use taxes. In addition, Mr. Laskawy received tickets and hotel accommodations in connection with attending an event sponsored by the Company. Taxes related to imputed income are the responsibility of the director.
(2)	Reflects cost of premiums for providing personal accident insurance. Taxes related to imputed income are the responsibility of the director.
(3)	We assumed the General Motors Corporation Compensation Plan for Non-Employee Directors, and it remains in place with respect to past deferrals of compensation to former directors of General Motors Corporation who are members of our Board. The amounts reported under “Aggregate Earnings on Deferred Compensation” reflect interest on fees for service on the board of directors of General Motors Corporation deferred in cash-based alternatives. General Motors Corporation did not credit interest at above-market rates. In general, General Motors Corporation did not pay deferred amounts until January following the director’s retirement or separation from its board of directors. General Motors Corporation then paid those amounts, either in lump sum or in annual installments for up to ten years based on the director’s deferral election.

Compensation Committee Interlocks and Insider Participation

No executive officer of GM served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the year ended December 31, 2012.

Director Stock Ownership and Holding Requirements

The Board’s Corporate Governance Guidelines establish a stock ownership requirement for non-employee directors, intended to enhance the link between the interests of GM’s directors and stockholders. Each non-employee director is required to own our Common Stock or Deferred Share Units with a market value of at least $300,000. Each director has up to five years from the later of the effective date of the requirement (i.e., January 1, 2011) or the date he or she is first elected to the Board to meet this ownership requirement. Under this policy, non-employee directors are prohibited from selling any GM securities or derivatives of GM securities while they are members of the Board. Ownership guidelines are reviewed each year to ensure they continue to be effective in aligning the interests of the Board and our stockholders.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,

AND CERTAIN OTHERS

The beneficial ownership as of April 1, 2013, of our Common Stock by each director, each NEO, and all directors and executive officers as a group is shown in the following tables, as well as ownership of Deferred Share Units and Deferred Salary Stock Units. Each of the individuals listed in the following tables owns less than 1 percent of the outstanding shares of our Common Stock; all directors and officers as a group own less than 1 percent of the outstanding shares. The persons named have furnished this information to us. None of the shares shown in the following tables as beneficially owned by directors and executive officers was hedged or pledged as security for any obligation.

Non-Employee Directors

Director	Shares of Common Stock Beneficially Owned	Deferred Share Units (1)

David Bonderman	800	15,595
Erroll B. Davis, Jr.	800	9,568
E. Neville Isdell	16,300	7,798
Robert D. Krebs	5,000	7,798
Philip A. Laskawy	3,000	7,798
Kathryn V. Marinello	800	15,595
James J. Mulva	—	5,082
Michael G. Mullen	—	—
Patricia F. Russo	800	7,798
Thomas M. Schoewe	7,645	5,058
Theodore M. Solso	5,000	5,082
Carol M. Stephenson	800	15,595
Cynthia A. Telles	800	7,798

(1)	Deferred Share Units — Represents the unit equivalents of our Common Stock under the Director Compensation Plan described on page 24.

Named Executive Officers and

All Directors and Executive Officers as a Group

Name	Shares Beneficially Owned (1)	Deferred Salary Stock Units (2)

Daniel F. Akerson	123,395	505,038
Daniel Ammann	23,214	193,686
Stephen J. Girsky	30,442	271,984
Mary T. Barra	25,824	182,137
Timothy E. Lee	500	224,769
All Directors and Executive Officers as a Group (28 persons, including the foregoing)	339,612	2,159,272

(1)	Includes shares held directly by the executive officer as well as vested restricted stock, and excludes shares shown in the “Deferred Salary Stock Units” column.
(2)	Includes vested and undelivered salary stock units, which are denominated in stock units and will be delivered in cash based on the fair market value of the stock on each date pursuant to their respective delivery schedules.

Certain Beneficial Owners

The beneficial ownership as of April 1, 2013 (except as noted below) of our Common Stock by each person or group of persons who is known to be the beneficial owner of more than 5 percent of our outstanding shares of Common Stock on a fully diluted basis is shown in the following table.

Name and Address of Beneficial Owner of Common Stock	Number of Shares		Percent of Outstanding Shares

The U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	241,673,176	(1)	16.4%
Brock Fiduciary Services LLC (2) 622 Third Avenue, Floor 12 New York, NY 10017	205,604,545	(3)	14.0%
Canada GEN Investment Corporation 1240 Bay Street, Suite 302 Toronto, Ontario, Canada M5R 2A7	140,084,746		9.5%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	99,065,165	(4)	6.7%
Motors Liquidation Company GUC Trust c/o Wilmington Trust Company, as Trust Administrator Wilmington Trust Company Rodney Square North 1110 North Market Street Wilmington, DE 19890	82,013,919	(5)	5.6%

(1)	Beneficial ownership as of April 17, 2013.
(2)	Brock Fiduciary Services LLC (“Brock Fiduciary”) is an independent fiduciary and investment adviser to the VEBA Trust. Pursuant to an Independent Fiduciary Agreement, dated August 8, 2011, between Brock Fiduciary and the VEBA Trust, Brock Fiduciary has been given the power to vote and dispose of any GM securities held by the VEBA Trust, including any of our Common Stock.
(3)	Includes 45,454,545 shares of our Common Stock issuable upon exercise of a warrant issued to the VEBA Trust in connection with the 363 Sale described in footnote 5 below. The warrant is exercisable at any time before December 31, 2015, with an exercise price of $42.31 per share.
(4)	Sole dispositive power as investment advisor.
(5)	Motors Liquidation Company GUC Trust (“GUC Trust”) is the successor to Motors Liquidation Company (formerly known as General Motors Corporation) (“MLC”) within the meaning of Section 1145 of the U.S. Bankruptcy Code. The GUC Trust holds, administers, and directs the distribution of certain assets pursuant to the terms of the GUC Trust Agreement, dated as of June 11, 2012 and as amended from time to time, and pursuant to the Second Amended Joint Chapter 11 Plan, dated March 18, 2011, of MLC and its debtor affiliates (collectively, along with MLC, the “Debtors”), for the benefit of holders of allowed general unsecured claims against the Debtors. Includes 52,912,042 shares of our Common Stock issuable upon exercise of two series of warrants issued to MLC (and subsequently assumed by GUC Trust), each to acquire 26,456,021 shares. These warrants were issued by the Company in connection with MLC’s sale of substantially all of its assets to the Company in July 2009 (the “363 Sale”). One warrant is exercisable at any time before July 10, 2016, with an exercise price of $10.00 per share, and the other warrant is exercisable at any time before July 10, 2019, with an exercise price of $18.33 per share. GUC Trust and Wilmington Trust Company, as Trust Administrator, have shared dispositive power over the Common Stock and the two warrants reported in the table.

Stockholders Agreement

Three of our stockholders—the UST, Canada GEN Investment Corporation (“Canada Holdings”), and the VEBA Trust—have entered into a Stockholders Agreement with us (the “Stockholders Agreement”) under which at least two-thirds of the directors are required to be determined by our Board of Directors to be independent within the meaning of NYSE rules.

As long as the VEBA Trust holds at least 50 percent of the shares of our Common Stock it held on July 10, 2009, it has the right under the Stockholders Agreement to designate one nominee to our Board of Directors. The VEBA Trust’s choice is subject to the consent of the UAW and, if its designee is not independent of General Motors, to the consent of the UST. Under this provision, the VEBA Trust designated Mr. Girsky, who was nominated by the Board as part of the slate of candidates it recommends for election at the annual meeting.

The Stockholders Agreement provides that the UST and Canada Holdings (the “Government Holders”) will not vote their shares of our Common Stock, with certain exceptions. With regard to the election of directors, the Government Holders will vote for any nominee designated by the VEBA Trust as described above and otherwise will vote at their discretion with respect to any candidates nominated by the Board of Directors or third parties. With regard to the other matters to be presented to the stockholders at the annual meeting, if the vote of the Government Holders is required for stockholder action, they will vote in the same proportionate manner as the holders of Common Stock other than the VEBA Trust and its affiliates and the directors and executive officers of the Company. Similarly, the Stockholders Agreement further provides that the VEBA Trust will vote its shares of our Common Stock on each matter presented to the stockholders at the annual meeting in the same proportionate manner as the holders of our Common Stock, other than our directors and executive officers.

Each of the UST, Canada Holdings, and the VEBA Trust will be subject to the terms of the Stockholders Agreement until it beneficially owns less than two percent of the shares of our Common Stock then issued and outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted the Related Party Transactions Policy, a written policy regarding the review, approval or ratification of “related party transactions.” Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000, and a “related party” has or will have a direct or indirect material interest. Related parties of our Company consist of directors (including nominees for election as directors), executive officers, stockholders beneficially owning more than 5 percent of the Company’s voting securities (“Significant Stockholders”), and the immediate family members of these individuals.

Each director and executive officer is responsible for providing written notice to the Senior Vice President and General Counsel (“General Counsel”) of any potential related party transaction involving him or her or his or her immediate family member, including any additional information about the transaction that the General Counsel may reasonably request. In addition, each director and executive officer is required to complete an annual questionnaire that requests information about their immediate family members and any current, past, and proposed related party transactions, and that includes a reminder of his or her obligations under the Related Party Transactions Policy. The General Counsel in consultation with other members of management and with outside counsel, as appropriate, will determine whether the transaction does, in fact, constitute a related party transaction requiring compliance with this policy.

Related party transactions involving a Significant Stockholder, director, the CEO or the General Counsel and/or their immediate family members will be referred to the Governance Committee for review and approval or ratification. (The Committee in its discretion may refer any transaction to the Board for review and approval or ratification.) Any member of the Governance Committee who has a potential interest in any related party transaction will recuse himself or herself and abstain from voting on the approval or ratification of the related party transaction, but may participate in all or a portion of the Governance Committee’s discussions of the related party transaction, if requested by the Chair of the Governance Committee. Related party transactions involving executive officers other than the CEO or the General Counsel and/or their immediate family members will be referred to the General Counsel for review and approval or ratification. All determinations by the General Counsel will be reported to the Governance Committee at its next regularly scheduled meeting.

In determining whether to approve or ratify a related party transaction, the Governance Committee or the General Counsel will consider the following factors, among others, to the extent relevant to the related party transaction:

•	Whether the terms of the related party transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	Whether there are any compelling business reasons for the Company to enter into the related party transaction and the nature of alternative transactions, if any;

•	Whether the related party transaction would impair the independence of an otherwise independent director;

•

Whether the Company was notified about the related party transaction before its commencement, and if not, why pre-approval was not sought and whether subsequent ratification would be detrimental to the Company; and

•

Whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer, or other related party, the direct or indirect nature of the director’s, executive officer’s, or other related party’s interest in the transaction, and the ongoing nature of any proposed relationship and any other factors the Governance Committee deems relevant.

In any case where the Governance Committee or the General Counsel determines not to ratify a related party transaction that has been commenced without approval, the Governance Committee or the General Counsel, as appropriate, may direct additional actions including, but not limited to, immediate discontinuation or rescission of the transaction, or modification of the transaction to make it acceptable for ratification. The Governance Committee has authority to oversee our Related Party Transactions Policy and to amend it from time to time. In addition, the Governance Committee is responsible for annually reviewing the independence of each director and the appropriateness of any potential related party transaction and related issues. Our Related Party Transactions Policy is available on our website at www.gm.com/investor, under “Corporate Governance.”

On December 21, 2012, GM repurchased 200 million shares of our Common Stock from the UST, a Significant Stockholder, at a cash price of $27.50 per share for a total consideration of $5.5 billion (“the Sale”). The price paid in the Sale represented a 7.9 percent premium over the closing price of our Common Stock on December 18, 2012, the day before the Sale was announced. In connection with the Sale, the UST publicly announced its intention to sell the remainder of its holdings of our Common Stock within 12 to 15 months after the Sale, subject to market conditions. GM incurred a special charge of approximately $400 million in the fourth quarter of 2012 as a result of the Sale. The transaction was approved pursuant to the Company’s Related Party Transactions Policy.

Pernilla Ammann, the wife of Senior Vice President and Chief Financial Officer, Daniel Ammann, is an officer and partner at an advertising firm, which in 2012 provided services to GM for which it received approximately $1.8 million. The payment was approved pursuant to the Company’s Related Party Transactions Policy.

Thomas G. Stephens, retired as Vice Chairman and Chief Technology Officer of the Company in April 2012. Mr. Stephens’ sister-in-law, Juli A. Stephens, was employed by General Motors LLC, an indirect subsidiary of the Company, throughout 2012, and Mr. Stephens’ brother, George T. Stephens was employed by General Motors LLC until his death in November 2012. Mr. Stephens’ family members each received less than $320,000 in total compensation in 2012, and their respective salary and benefits were comparable to those provided to other GM employees in similar positions. Their employment on these terms was approved pursuant to the Company’s Related Party Transactions Policy.

David Bonderman is a founding partner of TPG, a private investment firm, whose affiliate invests in automobile dealerships in Asia representing various vehicle manufacturers. These investments include dealerships in China that sell Chevrolet and Buick brand vehicles under a distribution agreement with Shanghai General Motors Co., Ltd (“SGM”), a joint venture in which GM has a significant interest. Under the terms of SGM’s joint venture agreement, we do not control SGM’s distribution activities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require that our directors and executive officers and stockholders that own more than 10 percent of our Common Stock report to the SEC and the Company certain changes in ownership and ownership information within specified periods. Based upon information furnished by these persons, we believe that all required filings for 2012 were made in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Fiscal Year 2012 Corporate Performance

2012 was another year of important accomplishments for General Motors, building on the momentum we achieved in 2010 and 2011. We repaid our loan from the UST in 2010 and have no outstanding loans from the U.S. or Canadian governments. The U.S. economic recovery, continued strong demand for GM vehicles in China, and the global growth of the Chevrolet brand have helped deliver very solid results. Despite the challenging environment, particularly in Europe, we have now delivered a third straight year of profitability and have taken significant actions to put the Company on a solid path for future growth. As a result of implementing key strategic initiatives, we:

•	Achieved 2012 fiscal year revenue totaling $152.3 billion and Earnings Before Interest and Taxes (“EBIT”)—Adjusted of $7.9 billion on sales of 9.3 million vehicles;

•	Increased Adjusted Free Cash Flow (“Adjusted FCF”) to $4.3 billion, compared to $3.0 billion for 2011;

•	Continued to report strong sales in China, with deliveries topping 2.8 million units;

•

Continued to execute the plan we outlined for investors by investing in our products, further strengthening our balance sheet, generating cash and profits each quarter, sustaining profitable growth in emerging markets, and maintaining our low break-even level. The next level of performance improvement will come as we systematically eliminate complexity and cost throughout the organization;

•	Completed a significant pension de-risking initiative and settled more than $28 billion in U.S. salaried pension liability through a combination of lump-sum payments and third-party annuitizations;

•

Announced plans to acquire automotive financing operations in Latin America, Europe, and China from Ally Financial, which will help make financing available to our customers in 80 percent of the markets where we compete;

•

Repurchased 200 million shares of Common Stock from the UST for $5.5 billion, representing 40 percent of the government’s stake on December 21, 2012, and announced the UST’s plan to sell down its remaining equity over a period of 12 to 15 months; and

•	Ended 2012 with total liquidity of $37.2 billion, including $26.1 billion of cash and marketable securities.

Although 2012 was a year marked by areas of significant accomplishment and continued profitability, it was tempered by continuing weakness in Europe. However, we believe that the initiatives outlined above are the basis of our continued success and will be reflected in sustained improvement in our business results and Total Shareholder Return over the long term.

2012 Compensation Programs

We could not have maintained our competitive focus and achieved these important successes without the dedicated efforts of our employees, particularly the members of our senior management team, many of whom joined the Company in recent years to assist us in reestablishing our brand dominance. The leadership, hard work and sacrifice required to maintain operational effectiveness and continue to implement structural and financial improvements to assure our future success speaks to their exceptional capabilities. However, it is challenging to maintain an effective compensation program based on pay for performance within the compensation constraints and rules promulgated by the UST. Without offering standard forms of incentive compensation, there are challenges in aligning executives with stockholders and in providing incentives to achieve the Company’s financial and business objectives.

Although we have attempted to maintain a strong focus on performance recognition, our executive compensation plans are strictly constrained by our compliance with the rules promulgated by the UST and additional determinations of the Special Master, which dictate the maximum amounts payable and the form and timing of grants and payments for all 2012 compensation paid to our 25 most senior executives, including the NEOs. Accordingly, during 2012 the compensation structure for these executives continued to include only the following elements:

•	Base salary;

•	Salary stock units (“SSUs”);

•	Long-term restricted stock units (“RSUs”); and

•	A limited number of perquisites and personal benefits.

Individual Recommendations. The following changes were made to the NEOs’ compensation to recognize their contributions in returning the business to profitability and motivating the leadership team to achieve key business initiatives. Additional information regarding these compensation decisions is provided in “2012 Compensation for Named Executive Officers” on page 38. No adjustments were made to base salaries for NEOs.

Mr. Akerson’s mix of pay elements was adjusted to allocate a greater portion of his total target remuneration to SSUs (while maintaining his total annual compensation at $9 million), in acknowledgement of the possibility of his retirement before the completion of the three-year vesting period for RSUs. His realized compensation for 2012 (i. e., earned during the fiscal year performance period) is shown in the table below and his compensation structure in 2013 will remain the same as in 2012.

Realized Annual Compensation
Chairman & CEO, Daniel F. Akerson

	2010	2011	2012
Duration	4 months	12 months	12 months
Annual Compensation
Salary	$566,667	$1,700,000	$1,700,000
Stock Awards
SSUs	$1,766,664	$5,284,238	$7,346,373
RSUs Earned (1)	$662,991	$1,986,286	$—
Pension & Nonqualified Deferred Compensation	$—	$—	$—
All Other Compensation	$194,088	$55,514	$70,149
Total	$3,190,410	$9,026,038	$9,116,522
Annualized Compensation	$9,571,230	$9,026,038	$9,116,522

(1)	Granted in year following the annual performance period; Mr. Akerson’s SSUs were increased in 2012 to reflect that he will not be eligible for an RSU award in 2013 for 2012 performance.

As discussed in the following Compensation Discussion and Analysis (the “CD&A”) beginning on page 36, because of UST constraints, our CEO’s 2012 total compensation remained in the lowest quartile of compensation for CEOs of comparable companies for the last two years and below the 10th percentile for 2012.

Mr. Ammann’s SSU grant and RSU grant were increased to bring his total compensation closer to the median pay level for our 2012 compensation comparator group.

Mr. Girsky’s SSU grant was increased to bring his total compensation closer to the median pay level for our 2012 compensation comparator group.

Ms. Barra’s SSU grant and RSU grant were increased to bring her total compensation closer to the median pay level for our 2012 compensation comparator group.

Mr. Lee’s SSU grant was increased and the mix of pay elements was adjusted to allocate a greater portion of his total target remuneration to SSUs in acknowledgement of the possibility of his retirement before the completion of the three-year vesting period for RSUs.

Additional Compensation Considerations. In addition to the compensation for our 25 most senior executives, including the NEOs, the Special Master’s directives also determined the compensation structure for our next 75 most highly compensated employees, including the mix of fixed versus variable compensation, limiting the use of performance-based cash incentives, and increasing the proportion of compensation paid in long-term equity.

As a result of the limitations on the Compensation Committee’s flexibility in establishing executive pay levels or the mix of pay for our top 100 employees, our mix of cash and equity compensation and fixed and incentive compensation is out of step with market practices and does not support our desired pay-for-performance philosophy. Because of the rigid approach mandated by the UST for our 25 most senior executives, our ability to implement a robust, performance-driven compensation program remains constrained. Further, we are limited in our ability to grant competitive levels of equity-based compensation to our senior executives and are limited to granting incentive compensation only in the form of RSUs, which the UST requires to be in strict proportion to the permitted amount of total compensation. This structure does not meet normally accepted pay-for-performance criteria, and as a result we are not able to deliver compensation for critical personnel to drive their efforts in alignment with GM’s internal business plan for sustained long-term growth.

Currently, annual and long-term incentives are strictly limited by the rules that the UST has promulgated. During 2012 and through today, we increasingly recognized that our need to offer competitive pay, particularly a more appropriate mix of annual cash and non-cash compensation is a growing concern. Such constraints on our ability to compensate critical personnel in a competitive manner inhibits our ability to align incentives and rewards with our business plan, which is fundamental to any successful commercial enterprise, and creates potential recruitment and retention risks at key management levels within the Company. We continue to rely heavily on the loyalty and dedication of our critical personnel and their commitment to optimal execution of the elements of our business plan, notwithstanding the lack of focused incentives. We are concerned, however, that certain key employees, seeing no prospect of change this year, will lose patience and accept opportunities elsewhere.

Plan Changes and Best Practices. Consistent with our continued efforts to improve operating efficiencies and reduce costs, we made the following modifications to certain personal benefit and insurance plans during 2012:

•	The medical evaluation program for executives was eliminated; and

•	The executive Personal Umbrella Liability Insurance program was expanded to a broad-based plan available to all salaried employees on a self-paid basis.

Return to Competitive Compensation Structure

Our pay-for-performance compensation philosophy would ordinarily compel us to reward our executives based on GM’s business performance on a more strategic basis than what is prescribed by UST regulations, which strictly limit performance-based compensation for senior management and rely only on stock price performance for the incentives that are permitted. As soon as we move to a compensation structure that is consistent with our performance compensation philosophy, we will adopt a more balanced approach to compensation comprised of both short- and long-term incentives based on financial and operational metrics, including an appropriate mix of cash and equity to maintain focus on business results and alignment with our stockholders.

This structure will include an annual bonus that may be earned upon achievement of our annual financial and operating performance goals and individual contribution, as well as longer term components with performance periods over varying time horizons. We believe that the achievement of both short- and long-term goals is an important cornerstone of employee engagement that maintains a critical line of sight between company performance and individual rewards. We also believe that this balanced approach to total compensation will link individual and business performance to our stockholders’ interests and support good governance objectives and compensation best practices, while mitigating risk to our business and enhancing our ability to attract, retain, and reward talent to support the long-term success of the Company.

**********

Compensation Discussion and Analysis

The following discussion of our executive compensation programs and compensation decisions affecting our NEOs during the year ended December 31, 2012 is intended to enhance, and provide a basis for, understanding the information appearing in the tables beginning on page 45.

During 2012, our NEOs were:

Daniel F. Akerson – Chairman & Chief Executive Officer

Daniel Ammann – Senior Vice President & Chief Financial Officer

Stephen J. Girsky – Vice Chairman, Corporate Strategy, Business Development, Global Product

                                   Planning & Global Purchasing and Supply Chain

Mary T. Barra – Senior Vice President, Global Product Development

Timothy E. Lee – Vice President, Global Manufacturing & President, International Operations

In 2012, the compensation provided to our senior executives was designed to adhere to the six general principles mandated by UST regulations:

•

Avoidance of incentives to take excessive risk — The compensation structure should avoid incentives to take unnecessary and excessive risk (e.g., should be paid over a time horizon that takes into account the appropriate risk horizon);

•	Taxpayer return — The compensation paid should recognize the need to remain viable and competitive, and to retain and recruit critical talent;

•

Appropriate allocation of components of compensation — The structure should appropriately allocate total compensation to fixed and variable pay elements resulting in an appropriate mix of long- and short-term pay elements;

•	Performance-based compensation — An appropriate portion of total compensation should be performance based over a relevant performance period;

•	Comparable structures and payments — Structures and amounts should be competitive with those paid to persons in similar positions at similarly situated companies; and

•	Employee contribution — Compensation should reflect the current and prospective contributions of the individual employee.

Total Compensation Framework

With these principles and the other UST regulations in mind, the Special Master determined that the following standards would be applied in setting compensation for our NEOs:

•	Base salary — Base salary paid in cash may exceed $500,000 per year only in appropriate cases for good cause shown. Guarantees of “bonus” or “retention” awards are not permitted for NEOs;

•

SSUs — The majority of each NEO’s total annual compensation is generally comprised of SSUs. The SSUs are not earned based on any performance measure, vest immediately, and are payable in three equal annual installments beginning on the first anniversary of the end of the quarter in which they were deemed to have been granted;

•

Long-Term Equity (RSUs) — Not more than one-third of total annual compensation may be comprised of RSUs, which are granted based on annual business performance. The RSUs will be settled and two-thirds will be delivered after the second anniversary date of the grant, with one-third delivered after the third anniversary date of the grant, if applicable vesting conditions have been satisfied. The executive will forfeit any unsettled RSUs if he or she does not remain with the Company for at least three years (two years, if retirement eligible) following the grant; and

•

Perquisites and “other compensation” — Perquisites and “other compensation” are limited to $25,000 or less for each NEO absent independent justification and good cause shown. There are no severance payments to the NEOs or accruals of any non-qualified deferred compensation or supplemental executive retirement plan benefits for the NEOs.

The only incentives allowable – RSUs – are capped at the target level, and may not be increased based on performance.

Assessing Compensation Competitiveness

Absent UST constraints, we generally target our overall compensation levels to be at or near the median of the comparator group, while recognizing that some individual roles may be positioned above or below the market median based on the tenure, experience and specific responsibilities of the incumbent. We do not limit our comparator group to our industry alone, because compensation information is not available from most of our major competitors. We also believe it is important to understand the compensation practices for NEOs at other U.S.-based multinationals as they affect our ability to attract and retain diverse talent around the globe.

In 2012, we used a comparator group of 20 companies whose selection was based on the following criteria:

•	Large Fortune 100 companies (2011 annual revenue from $29.6 billion to $253.7 billion, with median revenue of $66.5 billion, versus GM revenue of $150.3 billion);

•	Complex business operations, including significant research and development, design, engineering, and manufacturing functions with large numbers of employees;

•	Global enterprises; and

•	Broad representation across several industries of companies that produce products, rather than services.

This peer group of 20 companies is slightly smaller than the 2011 group of 23 companies, and is more homogeneous with regard to revenues and net income. This is because we replaced companies with very high or low relative revenues with appropriate companies whose revenues are closer to the group median, while maintaining the core companies in the prior group. The companies which were removed from our peer group were Alcoa Inc., Archer-Daniels-Midland Company, Abbott Laboratories, Dell, Inc., and Exxon-Mobil Corporation. Two new companies in the Industrials sector were added to the group, 3M Company and Deere & Company.

2012 Comparator Companies

Company	GICS Category (1)	Company	GICS Category (1)
Ford Motor Company	Consumer Discretionary	PepsiCo, Inc.	Consumer Staples
Johnson Controls Inc.	Consumer Discretionary	The Procter & Gamble Company	Consumer Staples
3M Company	Industrial	Chevron Corporation	Energy
The Boeing Company	Industrial	ConocoPhillips	Energy
Caterpillar Inc.	Industrial	Johnson & Johnson	Health Care
Deere & Company	Industrial	Pfizer Inc.	Health Care
General Electric Company	Industrial	Hewlett-Packard Company	IT
Honeywell International Inc.	Industrial	International Business Machines Corporation	IT
Lockheed Martin Corporation	Industrial	E.I. du Pont De Nemours & Company	Materials
United Technologies Corporation	Industrial	The Dow Chemical Company	Materials

(1)	Global Industry Classification Standard comprised of ten major business sectors.

How We Use Comparator Data to Plan Compensation. The benchmarking process we used to assist us in planning NEO compensation for 2012 was derived from the 2011 fiscal year proxy disclosures by our peer companies. Since the 2011 proxy disclosures reflected 2010 total earned compensation, we adjusted this data appropriately for known compensation growth in 2011. It should be noted that, in using this process, the data thus utilized to determine compensation structures for 2012 may not entirely reflect current compensation competitiveness.

Objectives of Our Compensation Program

Historically, our compensation philosophy has been based on the following principles:

•	Recognizing both Company and individual performance;

•	Aligning long-term interests of our senior executives with those of our stockholders;

•	Attracting, rewarding, and retaining critical leadership and technical talent; and

•	Fostering a culture of ownership and accountability.

As noted above, the Compensation Committee must attempt to balance, as best it can, the need to provide competitive compensation and benefits with the restrictions of UST regulations and the additional provisions of the Special Master. Working within the confining restrictions established by the UST regulations and Special Master’s determinations, the Compensation Committee set individual compensation amounts for our CEO and our other NEOs and established the corporate performance required for the RSUs granted to the NEOs, which were limited to only one-third of their total compensation.

2012 Compensation for Named Executive Officers

Our leadership team was selected for their strategic vision and ability to ensure that decisions are implemented quickly and effectively. Based on the compensation objectives and elements described above and the constraints imposed by UST rules and the Special Master, 2012 compensation was established for our NEOs as described below and in the tables that follow this section. Although we reviewed competitive data in developing our total annual compensation recommendations for our NEOs, as a result of the constraints imposed by UST rules and the Special Master, the total target compensation for our CEO in 2012 was unchanged from 2011 and his total target compensation was below the 10th percentile of our comparator group in 2012.

2012 NEO Annual Target Compensation Structure (1)

	Cash Salary	SSUs	RSUs	Total	2011 Comparator
Name	($)	($)	($)	($)	Group Percentile
Daniel F. Akerson	1,700,000	7,300,000	—	9,000,000	Below 10th
Daniel Ammann	750,000	2,600,000	1,650,000	5,000,000	At Median
Stephen J. Girsky	600,000	3,300,000	1,500,000	5,400,000	Below Median
Mary T. Barra	750,000	2,500,000	1,600,000	4,850,000	Below Median
Timothy E. Lee	750,000	3,500,000	—	4,250,000	At Median

(1)	Actual compensation amounts paid or earned by the NEOs during fiscal year 2012 are reflected in the totals that are included in the “2013 Summary Compensation Table” on page 45. The RSUs that were granted on March 15, 2012 and appear in the “2012 Summary Compensation Table” and the “2012 Grants of Plan Based Awards” table on page 47 are based on the approved 2011 NEO target compensation structure.

Base Salaries, Salary Stock Units, Restricted Stock Units, and Performance Metric

Base Salaries. We attempt to rely on our comparator company information for similar positions, as well as a review of relative internal pay equity among our NEOs, to guide the base salary determination for each NEO. However, base salaries exceeding $500,000 for our NEOs had to be approved by the Special Master based on independent justification and good cause shown (e.g., the retention of critical talent and the Special Master’s assessment of competitive compensation data for individuals in comparable positions at similarly situated companies). Since base salary is an important element in providing total compensation that is competitive with the pay offered for positions of comparable scope and responsibility at comparator companies, base salaries for NEOs exceed the $500,000 amount, based on competitive data.

Salary Stock Units. In addition to base salary, the Special Master prescribed the amount of SSUs. Pursuant to the Special Master’s directives, during 2012 SSUs were granted to NEOs as part of their total annual compensation under the provisions of the General Motors Company Salary Stock Plan (the “SSP”). SSUs are determined as a dollar amount through the date they are earned, accrued at the same time as salary would otherwise be paid, and vested immediately upon accrual, with the number of SSUs granted based on the average of the high and low trading prices of our Common Stock on the date of each quarterly grant. Each grant is delivered in three annual installments, and the value of each installment depends upon the price of our Common Stock at the time of delivery. Compensation structures utilized by our comparator companies consist of both annual and long-term incentives based on achievement of significant business measures over varying time horizons. Annual and long-term performance-based awards with specific performance targets are key components in competitive pay structures at comparator companies. However, these types of awards are not permitted for our NEOs under the UST regulations. Our determination of the amount of SSUs which are a part of each NEO’s structure were based on a combination of UST regulations and individual circumstances rather than competitive benchmarking, as there is no competitive benchmarking for salary stock. SSUs are not an effective form of compensation from a pay-for-performance perspective as the size of the award cannot vary with the performance of the company or the NEO. SSUs are also of limited value as a retention vehicle, since they are immediately vested upon accrual and paid in cash over a three year period.

Restricted Stock Units and Performance Metric. As described above, compliance with UST regulations means that our NEOs are not allowed to participate in typical types of incentive plans, and we may grant only a limited number of RSUs. Under such limitations, while consistent with rules and determinations promulgated by the UST, the RSU awards are not supportive of our pay-for-performance philosophy. RSUs were awarded to NEOs on March 15, 2012 under the General Motors Company 2009 Long-Term Incentive Plan (the “LTIP”). The awards were granted in recognition of the achievement of 2011 Adjusted FCF performance and individual performance metrics.

An Adjusted FCF target of $1.5 billion was set for these purposes in early 2011. Actual Adjusted FCF for 2011 was $3.0 billion, computed by cash flows generated from operating activities less capital expenditures and adjusted for the termination of an in-transit wholesale advance agreement in GMNA resulting in an increase to accounts receivable of $1.1 billion and OPEB payments of $0.8 billion relating to the health care trust settlement (as described in our discussion titled “Free Cash Flow and Adjusted Free Cash Flow” in our Annual Report on Form 10-K filed February 15, 2013). Consistent with the UST regulations and award maximums, the RSU grants were made at the target level to the NEOs on March 15, 2012.

As discussed in the “2012 Grants of Plan Based Awards” table on page 47, two-thirds of the RSUs granted in 2012 to the NEOs will become non-forfeitable on the second anniversary date of the grant and one-third will become non-forfeitable on the third anniversary of the grant date provided that the executive remains continuously employed with GM through that date and the other requirements of the LTIP plan are satisfied. Retiring executives are eligible to receive a prorated portion of their RSU grants after two years of active service. RSUs will be settled when they become non-forfeitable, subject to applicable UST rules. Each RSU represents one share of Common Stock upon settlement. RSUs granted under the plan are subject to recovery or clawback if payments are later found to be based on materially inaccurate financial statements or other materially inaccurate performance metrics, or if the executive is terminated due to any misconduct that occurred during the period in which the incentive was earned.

Named Executive Officer Compensation Recommendations

Mr. Akerson has been our CEO since September 2010 and Chairman of our Board since January 2011. His total compensation has not increased since joining the Company in September 2010 and remains below the 10th percentile for executives in comparable positions due to the restrictions imposed by the Special Master, despite his significant contributions to operating performance and outstanding leadership. However, recognizing the long-term vesting schedule for the RSU portion of compensation, the mix of pay elements was adjusted (while maintaining his total annual compensation at $9 million) to allocate a greater portion of his annual remuneration to SSUs, in acknowledgement of the possibility of his retirement during the three-year vesting period for RSUs. As shown below, his pay as disclosed in the 2012 Summary Compensation Table on page 45 appears to have “increased” during 2012. Because he will receive no RSU grant for achievement of the 2012 Adjusted FCF performance objective, however, his total compensation for 2012 has not changed from 2011. Additional information regarding Mr. Akerson’s realized pay is included on page 34.

Daniel F. Akerson 2012 Compensation

	2012 Target Compensation ($)	2012 Realized Compensation ($)	2012 Summary Compensation Table ($)
Salary	1,700,000	1,700,000	1,700,000
Stock Awards
SSUs	7,300,000	7,346,373	7,346,373
RSUs	—	—	1,986,286	(1)
Pension & Nonqualified Deferred Compensation	—	—	—
All Other Compensation (2)	—	70,149	70,149
Total	9,000,000	9,116,522	11,102,808

(1)	Granted in 2012 for 2011 performance; SSUs were increased in 2012 to recognize that Mr. Akerson will not be granted an RSU award in 2013 for 2012 performance.
(2)	“All Other Compensation” is not a part of the annual compensation target structure.

Mr. Ammann was elected Senior Vice President and Chief Financial Officer in April 2011. Although his annualized base salary remained unchanged from 2011 to 2012, his RSU grant and his SSU grant were increased in 2012 to bring his total compensation closer to the median level.

Mr. Girsky was elected Vice Chairman in March 2010 and has been a member of our Board of Directors since July 2009. From July 2012 to February 2013 he also assumed additional responsibilities as Interim President, Europe. His SSU grant was increased in 2012 to bring his total compensation closer to the median level.

Ms. Barra was named Senior Vice President, Global Product Development in February 2011. Although her base salary remained unchanged from 2011 to 2012, her RSU grant and her SSU grant were increased in 2012 to bring her total compensation closer to median level.

Mr. Lee was named Vice President, Global Manufacturing & President, International Operations in September 2012. He had been President, International Operations since December 2009. His compensation was increased in 2012 to bring his total compensation closer to median level and, recognizing the long-term vesting schedule for the RSU compensation, the mix of pay elements was adjusted to allocate a greater portion of his annual remuneration to SSUs in acknowledgement of the possibility of his retirement before the completion of the three-year vesting period for RSUs.

Perquisites, Benefits, and “Other Compensation”

The Special Master determined that no more than $25,000 in perquisites and “Other Compensation” may be provided to any NEO, absent independent justification and good cause shown. Payments related to expatriate assignments are not included in this total. Detailed disclosure of these items for the NEOs appears in footnote 6 of the “2012 Summary Compensation Table” on page 45.

UST regulations impose additional limitations that exclude certain benefit practices that market-based surveys indicate are competitive. We did not make accruals in 2012 for non-qualified executive retirement restoration and deferred compensation plans for our NEOs as described in footnote 6(ii) of the “2012 Summary Compensation Table” on page 45. In addition, severance payments to which a NEO becomes entitled in the future may not take into account any salary increase or grant of SSUs during 2012; and no NEO may receive a severance payment of any kind for termination of employment under the UST rules. These benefit plan restrictions, taken together with the restrictions on payment of cash compensation and appropriate incentives, have created an increasingly non-competitive structure.

Stock Ownership

Under the direction of the Special Master, the annual compensation planned and delivered to our NEOs includes a substantial portion in share units (i. e., SSU and RSU grants). These share units derive their value directly from the performance of our Common Stock. In addition, several NEOs also purchased shares of Common Stock during and after the Company’s initial public offering. The Compensation Committee periodically reviews the NEO’s stock holdings, and we do not believe that additional ownership requirements are appropriate at this time. However, we believe it is important to align the interests of senior executives with those of our stockholders and will continue to review the levels of stock ownership with a view to adopting appropriate ownership guidelines when the Company is no longer restricted in incentive plan design.

Employment Agreements

We have no employment agreements with our NEOs that provide them with special compensation arrangements. In addition, we do not maintain any plans providing benefits related to a change in control of the Company and none of our current incentive plans contain such provisions.

Clawback and Recoupment Policy on Incentive Compensation

Pursuant to UST regulations, we are subject to strict clawback provisions for any bonus or incentive plan payments made to our NEOs and other senior executives if the payments were made based on materially inaccurate financial statements or performance metrics. In addition, we have a corporate policy regarding the recoupment of incentive compensation paid to executive officers in situations involving financial restatement due to employee fraud, negligence, or intentional misconduct. The policy, which is posted on our website, www.gm.com/investor, under “Corporate Governance,” provides that if our Board or an appropriate Board committee determines that any bonus, retention award, or incentive compensation has been paid to any NEO or any of the next 20 most highly compensated employees of the Company based on materially inaccurate misstatement of earnings, revenues, gains, or other criteria, the Board or Compensation Committee, in its discretion, will take such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence. For this purpose, a financial statement or performance metric shall be treated as materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information or knowingly failed to timely correct information relating to those financial statements or performance metrics. We will continue to review our policy to assure that it is consistent with all legal requirements and in the best interests of the Company and its stockholders.

Securities Trading Policy

We also maintain a securities trading policy that prohibits our NEOs from buying or selling GM securities when in possession of material non-public information, and any sales or purchases of GM stock by directors and executive officers require the specific prior approval of our Legal Staff. Trading in GM derivatives (i.e., puts or calls) and engaging in short sales of GM securities are also prohibited, and no GM executive officer has pledged any shares of GM stock. This policy is posted on our website, www.gm.com/investors, under “Corporate Governance.”

General Motors Expense Policy

We have adopted an expense policy and posted it on our website at www.gm.com/investors, under “Corporate Governance.” The policy’s governing principles establish expectations for every business expense, reflecting the integrity and values that promote the best interests of the enterprise.

Luxury or excessive expenditures are not reimbursable by GM under the policy. Such expenditures may include, but are not limited to, expenditures on entertainment or events, office and facility renovations, aviation, transportation services, or other activities or events that are not reasonable expenditures for staff development, performance incentives, or other similar measures conducted in the ordinary course of business operations. Guidelines relating to transportation expenses are discussed in the section entitled “Personal Benefits” on page 46.

Tax Considerations

Pursuant to UST regulations, we may deduct 2012 base salaries for NEOs up to an individual maximum of $500,000. We may not take a tax deduction for any other form of compensation for NEOs.

Corporate Governance, Risk Assessment, and Say-On-Pay

Our Compensation Committee is composed entirely of independent directors as determined by the Board under NYSE guidelines, and as defined for various regulatory purposes. The Compensation Committee is assisted in its work by Compensation Advisory Partners (“CAP”), an independent compensation consulting firm which takes direction from and is solely responsible to the Compensation Committee. The Compensation Committee is also aided in its deliberations by outside legal counsel.

Compensation Committee Consultant Independence

Under its charter, the Compensation Committee has the authority to engage outside consultants and advisors at the Company’s expense. During 2012, the Compensation Committee continued to retain the services of CAP to advise the Compensation Committee regarding compensation for the NEOs and certain other compensation related matters. A representative of CAP attends all Compensation Committee meetings, either in person or via telephone conference, consults with and advises Compensation Committee members on executive compensation matters—including the form and amount of various pay elements—as needed, and develops and interprets executive benchmarking data for the Compensation Committee’s use in its deliberations. CAP provides no services to the Company’s management.

The Compensation Committee annually reviews the performance and independence of CAP and the consultant and CAP’s policy on consultant independence. During the most recent review, which occurred in October 2012, the Compensation Committee found that the work of the consultant posed no areas of concern or any conflict of interest. In reaching such determination, the Company considered the following factors, all of which were attested to or affirmed by CAP:

•	During 2012, CAP provided no services to and received no fees from the Company other than in connection with the services performed for the Compensation Committee;

•	The amount of fees paid by the Company to CAP in respect of these services is less than three percent of CAP’s total revenue for the 12-month period ended December 31, 2012;

•	CAP has adopted adequate policies and procedures that are designed to prevent conflicts of interest and has provided a copy of its Conflict of Interest Policy to the Compensation Committee;

•

There are no business or personal relationships between CAP and any member of the Compensation Committee other than in respect of (i) the services performed for the Compensation Committee, or (ii) work performed by CAP for any other company, board of directors, or compensation committee for whom such Compensation Committee member also serves as an independent director;

•	CAP and its consultant to GM own no stock of the Company; and

•	There is no business or personal relationship between CAP and any executive officer of the Company other than in respect of the services described above.

Compensation Risk Assessment and Management Process

During 2012, the Compensation Committee met with our General Auditor and Chief Risk Officer to review and discuss the short-term and long-term risks that could threaten the value of the Company and GM’s compensation and benefit arrangements for NEOs and other employees of the Company and its subsidiaries in light of those risks. The assessments are intended to assure that, within the limits imposed by the UST rules and the Special Master’s determinations, an appropriate balance has been established between focus on short-term and long-term business performance and between cash and non-cash incentives, to provide adequate current compensation for personal financial security, and to provide incentives to strive for greater team and individual contributions to the continued overall growth of the enterprise.

The 2012 plan reviews were conducted on October 10, 2012 and March 18, 2013. Based on the reviews, the Compensation Committee determined that the 2012 compensation structure appropriately mitigates risk, and we certified to the U.S. Treasury that the design of the compensation structure for our NEOs does not encourage these individuals to take unnecessary or excessive risks that threaten the value of the Company.

Although not a formal part of the semi-annual review process, the Compensation Committee also considers, on a regular basis, the impact of these compensation constraints and highly restricted compensation structures on our ability to appropriately reward the performance of our senior executives and to attract and retain leadership and technical talent critical to our operational competitiveness. This inability to provide incentives and rewards aligned with the business plan and performance has created growing retention concerns, particularly for our highest performing employees.

Working within the parameters of the UST regulations and the constraints imposed by the Special Master, we took the following risk considerations into account in developing our incentive plans:

•	Incentive plan metrics must be aligned with our business strategy;

•	Performance objectives are balanced with the quality and sustainability of business results;

•	The full range of potential payouts under each plan is understood;

•	Payouts are capped;

•	Leverage and ratio of incentive compensation to salary and total compensation are understood;

•	Performance, structure, and target incentive plan opportunities are comparable to those of industry or peers for employees not subject to UST limitations on compensation;

•	The Compensation Committee may exercise discretion where appropriate, with the concurrence of the Special Master;

•	Focus on long-term performance aligns with stockholder interests and incentives are paid over a time horizon that takes into account the risk horizon;

•	The recoupment policy provides for clawback of incentive payouts based on revised financials that would result in lower incentive payouts;

•	Our securities trading policy prohibits NEOs from buying or selling GM securities when in possession of material non-public information; and

•	The Compensation Committee reviews and discusses material risks when considering incentive programs.

Based on its reviews of the proposed compensation structure, including base salary, the incentive compensation recoupment provision, and the limit on severance pay, the Compensation Committee found that the constraints imposed by the UST regulations and the Special Master impair our ability to offer optimal compensation structures but also that:

•

The elements of our compensation programs do not create negative incentives for the executives that are hazardous to the long-term health of the Company, the quality of earnings, the interests of stockholders, and the interests of the U.S. Treasury as an investor, although they do not provide appropriate performance incentives;

•	The mix of cash and equity awards does not create a hazardous imbalance between short-term and long-term risk and reward decisions; and

•

The incentive compensation recoupment feature appropriately supports the accuracy of our financial statements and encourages the executives to focus on maintaining accurate financial records and on complying with relevant accounting policies.

2012 Advisory Vote to Approve Executive Compensation (Say-On-Pay)

At the 2012 annual meeting, GM stockholders approved the 2011 compensation for our NEOs by a 97.4 percent favorable vote. Noting this level of support and remaining consistent with the UST rules, the Compensation Committee made no material changes to the compensation structures for NEOs for 2012. At the 2013 annual meeting, the Board will again submit a proposal (Item No. 3 – Advisory Vote to Approve Executive Compensation) enabling stockholders to provide feedback on our compensation policies and practices for our NEOs. The non-binding Say-on-Pay proposal may be found on page 60 of this proxy statement. Our Board and the Compensation Committee intends to review the feedback provided by this stockholder vote and evaluate any significant stockholder concerns as it considers future compensation planning proposals.

2013 Compensation for Named Executive Officers

In setting 2013 compensation, the Compensation Committee chose to develop compensation structures for our NEOs consistent with the provisions of UST rules and Special Master’s determinations. The elements of these plans are generally based on the same principles as our 2012 plans. Any RSUs that are earned based on achievement of 2013 Adjusted FCF objectives will be granted at the conclusion of the 2013 performance period. RSU grants made in March 2013 were based on results of 2012 Adjusted FCF performance.

2012 SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards (4)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQ Deferred Compensation (5)	All Other Compensation (6)	TOTAL
Name and Principal Position	Year	$	$	$	$	$	$	$	$
Daniel F. Akerson (1)	2012	1,700,000	—	9,332,659	—	—	—	70,149	11,102,808
Chairman & Chief Executive Officer	2011	1,700,000	—	5,947,229	—	—	—	55,514	7,702,743
	2010	566,667	—	1,766,664	—	—	—	194,088	2,527,419
Daniel Ammann (2)	2012	750,000	—	4,007,056	—	—	799	31,810	4,789,665
Senior Vice President & Chief	2011	687,500	—	2,789,832	—	—	354	30,507	3,508,193
Financial Officer
Stephen J. Girsky (3)	2012	600,000	—	4,811,291	—	—	1,052	34,578	5,446,921
Vice Chairman, Corporate Strategy,	2011	600,000	—	4,682,223	—	—	408	24,583	5,307,214
Business Development, Global Product	2010	416,667	—	3,225,000	—	—	6,782	63,609	3,712,058
Planning & Global Purchasing and Supply Chain
Mary T. Barra	2012	750,000	—	3,906,484	—	—	250,771	28,445	4,935,700
Senior Vice President, Global Product Development
Timothy E. Lee	2012	750,000	—	4,678,616	—	—	530,220	619,851	6,578,687
Vice President, Global Manufacturing
& President, International Operations

(1)	Mr. Akerson has been a member of the Board since July 2009. He was named CEO in September 2010 and Chairman in January 2011. Information regarding his realized pay is included on page 34, and a discussion of the mix of pay elements in his 2012 compensation is included on page 40 of the CD&A.
(2)	Mr. Ammann was elected Senior Vice President and Chief Financial Officer in April 2011.
(3)	Mr. Girsky was named Vice Chairman in March 2010. He has been a member of the Board since July 2009.
(4)	For 2012, the amounts shown in this column reflect the value of SSUs and RSUs at the time they were granted to each of the NEOs. Individual grants are discussed in the “2012 Grants of Plan Based Awards” table on page 47. We describe the valuation assumptions used in measuring the expense in Note 26 to the Consolidated Financial Statements, “Stock Incentive Plans” in our 2012 Annual Report on Form 10-K (“Consolidated Financial Statements”). SSUs are non-forfeitable and are delivered in three equal installments at each of the first, second, and third anniversary of the grant date.

For 2011, the amounts shown in this column reflect the value of SSUs and RSUs at the time they were granted to each of the NEOs.

During 2010, SSUs were granted to NEOs each pay period in lieu of a portion of total annual compensation based on the most current value of the Company as determined by an independent third party through the September 30, 2010 grant date. Pursuant to the terms of the SSP, SSUs share amounts granted on December 31, 2010, and later were determined based on the average of the high and low trading price of our Common Stock on the NYSE on each grant date.

(5)	These amounts represent the actuarial increase in the present value of the executive’s accrued benefit for 2012 attributed to year-over-year variances in applicable discount rates, lump sum interest rate, mortality rates, and employer contributions to tax-qualified and non-qualified plans as described in the section entitled “Pension Benefits and Retirement Programs Applicable to Executive Officers” on page 49. The Company does not credit interest at above-market rates to any deferred accounts and no interest amounts are included in these totals.
(6)	Totals for amounts included as “All Other Compensation” are disclosed below.

2012 All Other Compensation

	D. F. Akerson $	D. Ammann $	S. J. Girsky $	M. T. Barra $	T. E. Lee $
Perquisites & Other Personal Benefits (i)	39,796	13,716	13,603	18,312	9,108
Employer Contributions to Savings Plans (ii)	19,998	17,500	20,000	8,750	10,000
Life and Other Insurance Benefits (iii)	6,332	594	975	1,283	4,111
Foreign Service Related Allowances and Cost Reimbursements (iv)	—	—	—	—	596,632
Other (v)	4,023	—	—	100	—
Total All Other Compensation	70,149	31,810	34,578	28,445	619,851

(i)	See “Personal Benefits” table below for additional information.
(ii)	Includes employer contributions to tax-qualified savings benefit plans. For Mr. Akerson, Mr. Ammann, and Mr. Girsky amounts also include tax-qualified retirement plan contributions made by GM prior to October 1, 2012. No employer contributions have been made to non-qualified savings or retirement plans for NEOs during 2012.
(iii)	Includes premiums paid by the Company for Group Variable Universal Life (GVUL) insurance for executives. Employees are responsible for any ordinary income taxes resulting from the cost of the GM-paid premium. Amounts also include the Company’s cost of premiums for providing personal accident insurance for members of the Board for Mr. Akerson and Mr. Girsky.
(iv)	Includes foreign service related living allowances and cost reimbursements for Mr. Lee related to his assignment in Shanghai.
(v)	Totals for Mr. Akerson and Ms. Barra include incremental costs for entertainment expenses and event tickets. Under the General Motors Expense Policy, NEOs may use charter aircraft for travel with the prior approval of the CEO or General Counsel when a clear business rationale is stated. A spouse may accompany the executive on the aircraft when the executive is traveling for business purposes if the spouse’s participation is required and imputed income is assessed to the executive. No personal use of the aircraft is permitted.

Personal Benefits

Amounts shown below for personal benefits include the incremental costs for executive security services and systems, the executive company vehicle program and financial counseling.

	D. F. Akerson $	D. Ammann $	S. J. Girsky $	M. T. Barra $	T. E. Lee $
Security (vi)	5,601	—	—	—	—
Company Vehicle Program (vii)	34,195	13,716	13,603	9,312	108
Financial Counseling (viii)	—	—	—	9,000	9,000

Total	39,796	13,716	13,603	18,312	9,108

(vi)	Actual costs of residential security systems maintenance and monitoring for Mr. Akerson.
(vii)	Includes the incremental cost of cars and drivers provided by the Company for various events and incremental cost to maintain the executive company vehicle program fleet that is allocated to each executive (including lost sales opportunity and incentive costs, if any; fuel, maintenance, and repair costs; insurance claims, if any; licensing and registration fees; and use taxes). Participants in the program are required to purchase or lease at least one GM vehicle every four years and asked to evaluate the vehicles they drive, thus providing feedback about our products. Participants are also required to pay a monthly administration fee of $300 and are charged with imputed income based on the value of the vehicle they choose to drive. Taxes assessed on imputed income are the responsibility of the participant. Mr. Akerson’s and Mr. Girsky’s vehicles were provided under the provisions of the vehicle program for the Board which does not require payment of an administration fee and is described on pages 24-26.
(viii)	Cost of financial counseling and estate planning services with one of several approved providers.

2012 Grants of Plan Based Awards

Under the SSP, NEOs received a portion of their total annual compensation in the form of SSUs based on the average of the high and low trading price of our Common Stock on the NYSE on each grant date. SSUs are non-forfeitable and will be transferrable in three equal installments at each of the first, second, and third anniversary of the grant date. Additional information regarding SSUs may be found beginning on page 39.

RSUs were awarded to NEOs under the LTIP based on the average of the high and low trading price of our Common Stock on the NYSE on each grant date. Pursuant to the terms of the LTIP, awards are subject to forfeiture until vested. On the second anniversary date of the grant, two-thirds of the awards will vest and on the third anniversary date of the grant, the remaining one-third of the awards will vest.

	Award	Grant	Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
				Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
Daniel F. Akerson	RSU	3/15/2012	1/11/2012					76,249	76,249				1,986,286
	SSU	3/31/2012	1/11/2012							52,063			1,335,416
	SSU	6/30/2012	1/11/2012							118,503			2,336,879
	SSU	9/30/2012	1/11/2012							79,660			1,812,265
	SSU	12/31/2012	1/11/2012							64,579			1,861,813

										314,805			9,332,659
Daniel Ammann	RSU	3/15/2012	1/11/2012					53,374	53,374				1,390,393
	SSU	3/31/2012	1/11/2012							20,138			516,540
	SSU	6/30/2012	1/11/2012							40,139			791,541
	SSU	9/30/2012	1/11/2012							28,372			645,463
	SSU	12/31/2012	1/11/2012							23,001			663,119

										111,650			4,007,056
Stephen J. Girsky	RSU	3/15/2012	1/11/2012					57,187	57,187				1,489,721
	SSU	3/31/2012	1/11/2012							31,435			806,308
	SSU	6/30/2012	1/11/2012							43,324			854,349
	SSU	9/30/2012	1/11/2012							36,011			819,250
	SSU	12/31/2012	1/11/2012							29,194			841,663

										139,964			4,811,291
Mary T. Barra	RSU	3/15/2012	1/11/2012					53,374	53,374				1,390,393
	SSU	3/31/2012	1/11/2012							20,138			516,540
	SSU	6/30/2012	1/11/2012							37,590			741,275
	SSU	9/30/2012	1/11/2012							27,281			620,643
	SSU	12/31/2012	1/11/2012							22,117			637,633

										107,126			3,906,484
Timothy E. Lee	RSU	3/15/2012	1/11/2012					44,415	44,415				1,157,011
	SSU	3/31/2012	1/11/2012							15,570			399,371
	SSU	6/30/2012	1/11/2012							69,000			1,360,680
	SSU	9/30/2012	1/11/2012							38,193			868,891
	SSU	12/31/2012	1/11/2012							30,963			892,663

										153,726			4,678,616

(1)

On January 11, 2012, the Compensation Committee took action to approve RSU awards to be granted on March 15, 2012 in recognition of 2011 Adjusted FCF performance. The awards were made at the target amount, which is also the maximum amount payable. Pursuant to the terms of the LTIP, the value used to determine the number of RSUs granted on March 15, 2012 was $26.23 based on the average of the high and low trading price of our Common Stock on the NYSE on the grant date. However, the grant date fair value shown here is based on the closing price of our Common Stock on the grant date ($26.05) consistent with accounting practice and the valuation assumptions used in measuring expense in Note 26 of the Consolidated Financial Statements.
(2)	On the same date, the Compensation Committee approved SSU grants to be made on various salary payment dates. Pursuant to Plan terms, the value used to determine the number of units granted on March 31, 2012 was $25.45; June 30, 2012, $19.62; September 30, 2012, $22.91; and December 31, 2012, $28.26, based on the average of the high and low trading price of our Common Stock on the NYSE on the grant date. However, the grant date fair value shown here is based on the closing price of our Common Stock on the grant dates (March 31, 2012, $25.65; June 30, 2012, $19.72; September 30, 2012, $22.75; and December 31, 2012, $28.83) consistent with accounting practice and the valuation assumptions used in measuring expense in Note 26 of the Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards						Stock Awards (1)
(a)		(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
	Grant	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Grant	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Name	Date	(#)	(#)	(#)	($)	Date	Date	(#)	($)	(#)	($)
Daniel F. Akerson							3/15/2012			76,249	2,198,259
							2/10/2011			18,478	532,721
Daniel Ammann							3/15/2012			53,374	1,538,772
Stephen J. Girsky							3/15/2012			57,187	1,648,701
							2/10/2011			41,575	1,198,607
Mary T. Barra							3/15/2012			53,374	1,538,772
Timothy E. Lee							3/15/2012			44,415	1,280,484
							2/10/2011			24,021	692,525
							3/15/2010			30,375	875,711

(1)	The amounts in Column (j) reflect 2012 RSU grants that vest as described in the narrative accompanying the “2012 Grants of Plan Based Awards” table on page 47 and in the CD&A on page 40.

The 2010 and 2011 awards are subject to forfeiture for three years. On the third anniversary date of the grant, awards will vest and settle pursuant to the terms of the LTIP.

The awards are valued in this column based on the closing price of our Common Stock on December 31, 2012 ($28.83).

2012 Option Exercises and Stock Vested

There were no options granted or exercised or stock awards vested for NEOs during 2012 (table omitted intentionally).

Pension Benefits and Retirement Programs Applicable to Executive Officers

Pension benefits for most of our U.S. executives may be from both tax-qualified plans that are subject to the requirements of the Employee Retirement Income Security Act (“ERISA”) and from a non-qualified plan that provides supplemental benefits. We assumed both types of plans from General Motors Corporation in connection with the 363 Sale. Tax-qualified benefits are pre-funded and paid out of either the trust assets of the General Motors Salaried Retirement Program (the “SRP”), the General Motors Retirement Savings Plan for Salaried Employees in the United States (the “RSP”), or both. Non-qualified benefits under the General Motors Executive Retirement Plan (the “ERP”) are not pre-funded and are paid out of our general assets. The ERP provides benefits under both Defined Contribution (“DC”) and Defined Benefit (“DB”) formulas. Benefit accruals and company contributions under GM’s non-qualified pension plan and deferred compensation plans have been suspended for SEOs and certain most highly compensated employees since December 11, 2009.

U.S. executive employees must be at least age 55 with a minimum of ten years of eligibility service to be vested in benefits accrued prior to October 1, 2012 in the ERP, and must have been an executive employee on the active payroll of General Motors Corporation as of December 31, 2006 to be eligible for any frozen accrued non-qualified ERP benefit. Benefits accrued in the ERP on and after October 1, 2012 are subject to three-year vesting.

For service rendered January 1, 2007 through September 30, 2012, non-qualified retirement benefits for executive employees were determined under one of two methods (a DB formula or a DC formula), depending on an executive’s length of service date. For executives with a length of service date prior to January 1, 2001 a total benefit accrued (SRP plus ERP) equal to 1.25 percent of monthly base salary and annual General Motors Company Short Term Incentive Plan (the “STIP”). For executives with a length of service date on or after January 1, 2001, total contributions (RSP plus ERP) accrued equal to four percent of monthly base salary and STIP. For both formulae, benefits calculated on base salary and STIP below the applicable U.S. Internal Revenue Service (the “IRS”) limits accrued in the appropriate qualified plan (SRP or RSP) according to length of service date. For both formulae, benefits calculated on base salary and STIP above the applicable IRS limits accrued in the ERP.

Effective September 30, 2012, pension accruals under the 1.25 percent SRP and ERP formulas described above were frozen, and qualified and non-qualified retirement benefits have been replaced, effective October 1, 2012, with a defined contribution formula (four percent or six percent of monthly base salary and STIP depending on an employee’s length of service date) subject to the IRS limits noted above.

Upon retirement, executives will have all vested non-qualified retirement benefits accrued prior to October 1, 2012, paid as a five-year annuity. Any non-qualified benefits accrued and vested after September 30, 2012 will be paid as a lump sum upon retirement. The interest rate used in determining the non-qualified five-year annuity retirement benefits referenced above is the average of the 30-year U.S. Treasury Securities Rate for the month of July and is determined annually. This annual interest rate is then effective for retirements commencing October 1 through September 30 of the succeeding year. In the event of death, an executive’s surviving spouse may be eligible for benefits under the ERP.

Pension Benefits

(a)	(b)	(c)	(d)	(e)	(f)
		Number of years of Eligible Credited Service as of December 31, 2012	Present Value of Accumulated Benefit (2)	Annual Lifetime or Five-Year Annuity Payable Under GM Pension Plans	Payments During Last Fiscal Year
Name	Plan Name	(1)	($)	($)	($)
Daniel F. Akerson (3)	ERP	2.3	—	—	—
Daniel Ammann (3)	ERP	2.7	4,141	1,645	—
Stephen J. Girsky (3)	ERP	2.8	8,243	2,390	—
Mary T. Barra (4)	SRP	30.3	848,553	75,635	—
	ERP	30.3	800,688	229,619	—
Timothy E. Lee (5)	SRP	43.4	1,952,983	126,241	—
	ERP	43.4	3,490,185	753,633	—

(1)	Eligible service recognizes credited service under the frozen qualified SRP, in addition to service under the new plan formulae. The 35-year cap on ERP service used in calculating the frozen accrued ERP benefits still applies.
(2)	The present value of the SRP benefit amount shown takes into consideration the ability to elect a joint and survivor annuity form of payment. For SRP and ERP benefits, the present value represents the value of the benefit accrued through December 31, 2012 and payable at age 60 (or immediately if over age 60). Benefits and present values reflect the provisions of the SRP and ERP as of December 31, 2012. Present values shown here are based on the mortality and discount rate assumptions used in the December 31, 2012 Financial Accounting Standards Board Accounting Standards Codification Section 715, “Compensation—Retirement Benefits” except where needed to meet SEC disclosure. The discount rates used for the SRP are 4.21 percent for calculations as of December 31, 2011 and 4.02 percent for calculations as of December 31, 2012. The discount rates used for the ERP are 3.89 percent for calculations as of December 31, 2011 and 3.21 percent for calculations as of December 31, 2012.
(3)	Tax qualified retirement benefits for Mr. Akerson, Mr. Ammann, and Mr. Girsky were accumulated using the four percent defined contribution formula and are included in the “All Other Compensation” table on page 46. Pursuant to UST regulations, ERP accruals were not permitted for Mr. Akerson, Mr. Ammann, and Mr. Girsky during 2012 because they were SEOs and among the Top 25 most highly compensated employees. Any amounts accrued prior to 2012 are included, and the ERP amount in column (d) represents the accumulated benefit under the four percent defined contribution formula, valued and payable at age 60 as a five-year annuity form of payment. Mr. Akerson, Mr. Ammann, and Mr. Girsky were not eligible to retire under the provisions of the ERP as of December 31, 2012.
(4)	As of December 31, 2012, Ms. Barra is eligible to retire under the tax qualified GM retirement plan. She is not eligible to retire under the non-qualified ERP. The amounts shown in column (d) represent the present value of benefits accrued through December 31, 2012, payable at age 60, as a lifetime annuity form of payment for the SRP with reduction from age 62, and payable as a five-year annuity form of payment for the ERP. Pursuant to UST regulations, ERP accruals were not permitted for Ms. Barra after December 11, 2009.
(5)	As of December 31, 2012, Mr. Lee is eligible to retire under both the tax qualified and the non-qualified GM retirement plans. The amounts shown in column (d) represent the present value of benefits accrued through December 31, 2012, payable immediately since he is over age 60, as a lifetime annuity form of payment for the SRP and payable as a five-year annuity form of payment for the ERP. Pursuant to UST regulations, ERP accruals were not permitted for Mr. Lee after December 11, 2009.

2012 Nonqualified Deferred Compensation Plans

We maintain certain deferred compensation programs and arrangements for executives, including the NEOs.

The General Motors Defined Contribution portion of the Executive Retirement Plan (the “DC ERP”), formerly known as the Benefit Equalization Plan, allows for the equalization of benefits for highly compensated salaried employees under the SRP and the RSP when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of ERISA, as amended, and Section 401(a)(17) and 415 of the U.S. Internal Revenue Code (the “IRC”). The DC ERP is maintained as an unfunded plan and we bear all expenses for administration of the plan and payment of amounts to participants. Our contributions to employee accounts are currently invested in the same investment funds as the RSP.

Aggregate account balances disclosed below include both vested and unvested contributions by GM. Contributions made prior to 2007 were vested immediately. Notional contributions made between January 2007 and September 31, 2012 vest when the participant attains age 55 with ten years of service. Notional contributions made on October 1, 2012 and later vest when the participant attains three years of service, regardless of age. Pursuant to UST regulations, no accruals or contributions to the DC ERP were permitted during 2012 for NEOs who were also SEOs in 2012.

SSP—NEOs receive a portion of their total annual compensation in the form of SSUs. The SSUs are granted to NEOs each quarter as described in the “2012 Grants of Plan Based Awards” table on page 47. SSUs are non-forfeitable and become deliverable in three equal installments at each of the first, second, and third anniversaries of the grant date.

The table below reflects December 31, 2012 balances for the various nonqualified deferred compensation plans, including vested but unpaid SSUs, based on the closing price of our Common Stock ($28.83) and any contributions, earnings, and withdrawals during the year.

	(a)	(b)	(c)	(d)	(e)	(f)
		Executive Contributions in the Last Fiscal Year	Registrant Contributions in the Last Fiscal Year (1)	Aggregate Earnings in the Last Fiscal Year (2)	Aggregate Withdrawals and Distributions (3)	Aggregate Balance at 2012 Fiscal Year-End (4)
Name	Plan	($)	($)	($)	($)	($)
Daniel F. Akerson	SSU	—	7,346,373	3,552,787	(2,287,513)	13,824,706
	DC ERP	—	—	—	—	—
Daniel Ammann	SSU	—	2,616,663	1,363,492	(1,052,265)	5,329,946
	DC ERP	—	—	206	—	1,570
Stephen J. Girsky	SSU	—	3,321,570	2,265,336	(2,305,852)	8,068,767
	DC ERP	—	—	—	—	—
Mary T. Barra	SSU	—	2,516,091	1,363,413	(1,168,216)	5,135,315
	DC ERP	—	—	4,794	—	35,183
Timothy E. Lee	SSU	—	3,521,605	1,638,658	(1,240,518)	6,242,646
	DC ERP	—	—	930	—	19,973

(1)	SSUs were granted on a quarterly basis to each of the NEOs on the dates and in the amounts described in the “2012 Grants of Plan Based Awards” table on page 47, and the aggregate value of these awards is included for each NEO in the “Stock Awards” column of the “2012 Summary Compensation Table” on page 45.

(2)	None of the earnings that may be included in column (d) are reported in the “Change in Pension Value and Nonqualified Deferred Compensation” totals and footnote 5 included in the “2012 Summary Compensation Table” on page 45, because we do not pay above-market earnings on U.S. deferred compensation.
(3)	Payments of vested SSUs granted on various dates and at various share prices were made to each of the NEOs as described in the “2012 Grants of Plan Based Awards” table on page 47.
(4)	Aggregate balances include both vested and unvested contributions subject to forfeiture as described for each NEO in the section titled, “Potential Payments Upon Termination or Change in Control” below.

No new accruals are permitted to the DC ERP for the NEOs. The balances shown for Ms. Barra and Mr. Lee include amounts credited to their respective DC ERP accounts by both GM and General Motors Corporation because these accounts were assumed by GM with the closing of the 363 Sale and were not subject to cancellation during MLC liquidation proceedings.

All amounts reported in column (f), except earnings at prevailing market rates, have been reported in the “2012 Summary Compensation Table” on page 45 for each NEO. Mr. Ammann’s 2011 DC ERP account balance was inadvertently omitted from the previous year’s table and the revised amount for 2011 “All Other Compensation” is reflected in the “2012 Summary Compensation” table on page 45. Amounts earned in previous years for other NEOs were reported in earlier summary compensation tables, if that executive was an NEO in the prior year. Amounts previously reported in such years include previously earned Company matching contributions. The totals in column (f) above reflect the cumulative value of these contributions and investment choices for each NEO.

Potential Payments Upon Termination or Change in Control

We maintain compensation and benefit plans that will provide payment of compensation to NEOs in the event of termination of employment due to retirement or death. These provisions are generally applicable to all plan participants and are not reserved only for NEOs. The amount of compensation payable to each NEO in these situations is described below.

We do not provide change-in-control benefits for executives, and we utilize employment or severance agreements on an infrequent basis. Employment agreements with NEOs are described below.

Retirement and Pension Benefits. Plan provisions and pension benefits for NEOs are described in the “Pension Benefits and Retirement Programs Applicable to Executive Officers” on page 49.

As of December 31, 2012, Mr. Akerson, Mr. Ammann, and Mr. Girsky were not eligible to retire under any qualified or non-qualified retirement plan. Upon termination of employment, their unvested benefits would be forfeited.

As of December 31, 2012, Ms. Barra was eligible to retire pursuant to the provisions of the qualified SRP, but not the non-qualified ERP.

As of December 31, 2012, Mr. Lee was eligible to retire pursuant to the provisions of both the qualified SRP and the non-qualified ERP.

Benefits Payable at Death. Upon death of an active employee, we provide a special death payment equal to one month of base salary to certain dependents, including surviving spouses, members of the employee’s family, or other individuals who are to be responsible for payment of funeral expenses. This benefit is provided generally for all salaried employees in active status at the time of death. In addition, pursuant to SRP plan terms we provide eligible surviving spouses a monthly pension benefit based on a percentage of the monthly retirement benefit payable to the employee. Under the terms of the ERP, survivor benefits, if applicable, are payable as a lump sum. Only Mr. Lee was vested in the ERP on December 31, 2012, and the lump sum benefit payable to a survivor upon his death on that date was $3,768,164.

Life insurance benefits are provided for all U.S. salaried employees.

Unvested and outstanding RSUs are prorated for time worked and paid immediately to eligible survivors. RSU amounts payable to survivors as of December 31, 2012 for the NEOs are as follows: Mr. Akerson, $951,015; Mr. Ammann, $427,462; Mr. Girsky, $1,223,776; Ms. Barra, $427,462; and Mr. Lee, $1,625,234.

Deferred Compensation Plans. Under the provisions of the SSP, awards are vested when earned, and will continue to be paid in accordance with their terms as described in this proxy statement upon the executive’s separation.

As of December 31, 2012, Mr. Akerson, Mr. Ammann, and Mr. Girsky, had no vested notional contributions in the DC ERP. Upon termination of employment, their unvested benefits would be forfeited.

As of December 31, 2012, Ms. Barra had vested notional contributions in the amount of $14,707 in the DC ERP. All other unvested contributions would be forfeited.

As of December 31, 2012, Mr. Lee had vested notional contributions in the amount of $19,973 in the DC ERP. He had no unvested contributions subject to forfeiture.

Incentive Plans. RSUs granted in 2012 vest two-thirds on the second anniversary date of the grant and one-third on the third anniversary of their grant date. Unvested RSUs are forfeited upon termination of employment, except in cases of retirement.

Vacation Pay. Salaried employees terminating employment under approved retirement plans are entitled to receive full vacation based on their length of service with the Company and its predecessor as of the date of separation and may receive pay in lieu of unused vacation in the calendar year of termination of employment.

Health Care and Life Insurance Coverage Continuation. Under provisions of the General Motors Salaried Health Care Program covering all U.S. salaried employees, Mr. Akerson, Mr. Ammann, and Mr. Girsky could continue health care coverage as provided under applicable federal laws (i.e., The Consolidated Omnibus Budget Reconciliation Act). Based on their ability to retire, Ms. Barra and Mr. Lee are eligible to receive corporate contributions toward health care coverage in retirement until the earlier of Medicare eligibility, or turning age 65, pursuant to program terms, and are also eligible for Company paid life insurance in retirement.

Employment Agreements and Arrangements

We have no employment agreements with our NEOs that provide them with special compensation arrangements. We are currently prohibited from paying any severance or bonus and incentive compensation amounts to any SEOs upon termination or change in control. We do not maintain any plan providing benefits related to a change in control of the Company, and none of our current incentive plans contain such provisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the CD&A and, based on that review and discussion, has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference in the GM 2012 Annual Report on Form 10-K.

The Compensation Committee reviews the incentive compensation arrangements of our NEOs with the General Auditor and Chief Risk Officer within 120 days of the completion of each fiscal year to ensure that the incentive compensation arrangements for these officers do not encourage them to take unnecessary and excessive risks that may threaten the value of the Company.

The Compensation Committee also reviews all employee compensation plans, makes all reasonable efforts to eliminate unnecessary risks that the plans may pose to GM, and eliminates any features of these plans that would encourage the manipulation of GM’s reported earnings to enhance the compensation of any employees.

The 2012 annual risk review of the Company’s compensation arrangements was completed on March 18, 2013, and a discussion of our review process is included in the section entitled “Compensation Risk Assessment and Management Process” on page 43.

Upon concluding the review, the Compensation Committee Chair, on behalf of the Compensation Committee, provided the following certificate set forth below to the UST.

Executive Compensation Committee

E. Neville Isdell (Chair)	David Bonderman
James J. Mulva	Patricia F. Russo
Theodore M. Solso	Carol M. Stephenson

EXECUTIVE PRIVILEGES AND COMPENSATION COMPLIANCE CERTIFICATE

March 28, 2013

This certificate is delivered pursuant to Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”).

The undersigned hereby certifies in his capacity as chair of the Executive Compensation Committee of General Motors Company (the “Compensation Committee”) and not in his individual capacity, to the best of his knowledge after due inquiry and investigation, as follows:

(1)	The Compensation Committee has reviewed with the General Auditor and Chief Risk Officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	The Compensation Committee has reviewed with the General Auditor and Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company;

(3)	The Compensation Committee has reviewed with the General Auditor and Chief Risk Officer the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

(4)	The following narrative description identifies each SEO compensation plan and explains, in conjunction with the factors in paragraphs (5), (6), and (7), how the SEO compensation plan does not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company:

In 2012, the SEO executive compensation program consisted of four elements:

1.	Base salary,
2.	Salary stock,
3.	Long-term restricted stock, and
4.	Perquisites and other compensation.

This compensation structure design does not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company. A description of the pay planning process and each plan element is provided below.

The GM Board and GM Management regularly discuss GM’s financial outlook, operating and enterprise risks, global competitor strategies, legislative and regulatory issues, and governance matters. Directors review how GM Management is addressing these risks and how these risks could impact GM’s financial structure. Other groups within GM are also involved in managing risks and compliance issues on an ongoing basis, including the Treasurer’s Office, General Motors Asset Management Corporation (“GMAM”), Legal Staff, Information Technology, GM Audit Services, Corporate Accounting, and Global Purchasing and Supply Chain. Our General Auditor and Chief Risk Officer meets regularly with the Audit Committee to assist the Board in its oversight of our risk management strategies and policies.

As compensation and incentive plans are developed they are periodically reviewed to ensure balance between fixed and variable pay and between risk and reward and the General Auditor and Chief Risk Officer participates in the compensation risk assessment with the Compensation Committee to determine if plan changes are necessary. As described below, our outside advisors also participate in the process. The Compensation Committee also reports its findings and recommendations to the CEO and the Board.

(5)	During 2012, the Compensation Committee specifically took the following actions in developing the compensation plans for SEOs and the next 20 most highly compensated employees to ensure that their annual compensation was appropriate and compliant:

•	Base Salaries: Targeted salaries at the 50th percentile of compensation for persons in similar positions or roles at similar entities based on a competitive analysis of peer company pay practices;

Generally, base salaries paid in cash and limited to less than $500,000. Appropriate exceptions may be made for good cause shown;

•

Salary Stock: Allocated a significant portion of salaries to salary stock to be credited to each executive’s account each pay period and converted to equity grants each quarter. The salary stock vests immediately upon grant, with the number of share units based on the average of the high and low price of a share of common stock on the date of the grant. These share units become redeemable in three equal, annual installments beginning on the first anniversary of the grant;

•

Long-Term Restricted Stock: Planned long-term incentive awards equal to up to one third of 2012 compensation and based on 2012 Company performance. The awards were granted in March 2013 and will vest as follows: two-thirds after two years and one third after three years of service based on the repayment of GM’s TARP obligations; and

•

Perquisites and other compensation: Limited the payment of perquisites and other compensation to $25,000 or less for all SEOs and next 20 most highly compensated employees, unless good cause was shown. Severance payments to SEOs were prohibited and the accrual of any non-qualified deferred compensation or supplemental executive retirement plan benefit for SEOs was also prohibited.

Working within the established parameters, the following risk considerations were taken into account as we developed incentive plans for all executives:

•	Incentive plan metrics must be aligned with business strategy;

•	Performance objectives must be balanced with quality/sustainability of such performance;

•	The full range of potential payouts under each plan must be understood;

•	Payouts must be capped;

•	Leverage and ratio of incentive compensation to total compensation must be appropriate;

•	Performance, structure, and incentive plan payouts for executives below the Top 100 must be comparable to industry/peers;

•	The Compensation Committee reserves the right to exercise discretion where appropriate and within the established parameters;

•	The plans must focus on long-term performance that aligns with stockholder interests;

•	A recoupment policy must provide for clawback of incentive payouts based on revised financials that would result in lower incentive payouts; and

•	The Compensation Committee discusses risk when considering incentive programs.

In addition, the Compensation Committee also took the following actions:

•

Maintained a clawback policy that renders incentive awards subject to recoupment when reasonable to do so if the award was based on materially inaccurate financial statements or materially inaccurate performance metric criteria;

•

Maintained a securities trading policy that prohibits executive officers from buying or selling GM securities when in possession of material non-public information and any transactions require the specific approval of our Legal Staff. Trading in GM derivatives (i.e., puts and calls) and short sales of GM Securities are also prohibited;

•	Prohibited the accrual of any bonus or retention award for SEOs; and

•

Prohibited tax gross ups for SEOs and next 20 most highly compensated employees after October 22, 2009, for the remaining 26 – 100 employees after December 11, 2009, and for all other executives after February 1, 2010, except where permitted in conjunction with expatriate or foreign service related allowances and cost reimbursements.

(6)	The following narrative description identifies other employee compensation plans and explains how any unnecessary risks posed by the other employee compensation plans have been limited, and further explains how the other employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee:

•	GMAM Incentive Plans
–	Annual Incentive Plan (“AIP”): Performance based on a combination of overall GMAM investment performance, unit/group investment performance, individual fund investment performance, business metrics (e.g., de-risking strategies), and reduction of third party assets. Overall GMAM investment performance is measured over one-year and three-year performance periods (with 75 percent weight given to the three-year performance), providing a longer term focus and discouraging risk for short-term gain.
–	Safeguards include: regular meetings with the Investment Policy Committee; ongoing oversight by senior GM financial management and internal audits by GM Audit Services; Compensation Committee approval of payout funds; and GM Senior Vice President and Chief Financial Officer’s review of individual awards. The GMAM CEO does not participate in this plan.

•	GM Financial Incentive Plans
–	Officer Bonus Plan – Performance based on a combination of GM Financial metrics (e.g., Adjusted EBT, credit losses, core originations, GM non-prime U.S. leases, GM Canadian leases, GM Floor Plan, and GM new originations)
–	Safeguards include: review of business plans and bonus metrics by the GM Senior Vice President & Chief Financial Officer, ongoing oversight by GM senior management, internal audits by GM Audit Services and GM Compensation Committee approval of funds and metrics.

•	Other Salaried Employee compensation plans in U.S. and non-U.S. locations are comprised of the following elements:
–	Base salary;
–	Benefits and welfare payments required by U.S. or foreign law;
–	Variable pay plans;
–	Recognition awards (lump sum payments);
–	Pension plans;
–	Savings plans;
–	Safeguards which include: approval of all compensation and benefit plans by GM Global Compensation Staff, and the Vice President, Global Human Resources (U.S. plans) or appropriate Regional President (non-U.S. plans).

(7)	In carrying out its duties, the Compensation Committee has the authority to retain outside compensation, legal, and other advisors to assist in performing its functions. During 2012 the Compensation Committee engaged an independent executive compensation consulting firm, Compensation Advisory Partners LLC (“CAP”). A representative of the consulting firm attends all Committee meetings, either in person or via telephone conference, consults with and advises Committee members on executive compensation matters—including the form and amount of various pay elements—as needed, and develops and interprets benchmarking data for the Committee’s use in its deliberations.

During the past three years, CAP provided the following services for the Compensation Committee and provided no additional services to management:

–	Compensation Committee consultation and advice;
–	Meeting attendance and participation (both telephonic and in person);
–	Competitive market analysis of compensation and governance practices; and
–	Benchmarking data for executive positions

The Compensation Committee also retained independent outside legal counsel, Davis Polk & Wardwell LLP (“Davis Polk”).

The external advisors report directly to the Compensation Committee and all work performed by the external advisors is overseen by the Compensation Committee. The outside advisors participate in Compensation Committee meetings and discussions to help ensure Compensation Committee members have a thorough understanding of the issues under consideration, and they may be asked to provide additional materials or analysis to further clarify issues being discussed. In addition to information prepared by the Compensation Committee’s external advisors, GM’s Global Compensation Staff obtains compensation and benefit-related market data and analysis from several major providers and uses it to plan compensation for the broader executive group and other employee groups.

During 2012 there was no bonus, variable pay, or other employee benefit plan for salaried employees that could provide incentive for employees to manipulate reported earnings or enhance the compensation of any employee.

The foregoing certifications are made and delivered in my capacity described above for and on behalf of General Motors Company as of the date first written above.

GENERAL MOTORS COMPANY Executive Compensation Committee
E. Neville Isdell (Chair)

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed thereunder.

Audit Committee Report

The Audit Committee of the General Motors Board of Directors is a standing committee composed of five directors who meet the independence, financial expertise, and other qualification requirements of the NYSE and applicable securities laws. It operates under a written charter adopted by the Committee and approved by the Board of Directors, which is posted on our website at www.gm.com/investor, under “Corporate Governance.” The members of the Committee are Thomas M. Schoewe (Chair), Erroll B. Davis, Jr., Robert D. Krebs, Kathryn V. Marinello and Theodore M. Solso. The Board has determined that Mr. Schoewe, Mr. Davis, Mr. Krebs, Ms. Marinello, and Mr. Solso qualify as “audit committee financial experts” as defined by the SEC’s regulations. The Committee annually selects the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal control and the financial reporting process and has delivered its opinion on the strength of controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing their reports thereon. As provided in its charter, the Committee’s responsibilities include monitoring and overseeing these processes.

Consistent with its charter responsibilities, the Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for 2012, regarding the Company’s audited financial statements as of December 31, 2012 and for the year then ended. In this context, management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the standards of the PCAOB.

The Company’s independent registered public accounting firm has also provided to the Committee the written disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Committee concerning independence. The Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm’s independence. The Committee concluded that Deloitte is independent from the Company and its management.

Based upon the Committee’s discussions with management and the independent registered public accounting firm as described in this report and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

Audit Committee

Thomas M. Schoewe (Chair)

Erroll B. Davis, Jr.

Robert D. Krebs

Kathryn V. Marinello

Theodore M. Solso

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee retained Deloitte to audit the Company’s consolidated financial statements and the effectiveness of internal controls, as of and for the year ended December 31, 2012. The Company and its subsidiaries also retained Deloitte and certain of its affiliates, as well as other accounting and consulting firms, to provide various other services in 2012.

The services performed by Deloitte in 2012 were pre-approved in accordance with the pre-approval policy and procedures established by the Audit Committee. This policy requires that during its first meeting of the year, the Audit Committee will be presented, for consideration, a description of the Audit-Related, Tax, and All Other Services expected to be performed by Deloitte during the fiscal year. Any requests for such services for $1 million or more not contemplated and approved during the first meeting must thereafter be submitted to the Audit Committee (or the Chair of the Audit Committee in an urgent case) for specific pre-approval. Requests for services less than $1 million individually must be pre-approved by the Audit Committee Chair and reported to the full Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm selected for the following year presents the proposed annual Audit services and their related fees to the Audit Committee for approval on an audit-year basis.

The Audit Committee determined that all services provided by Deloitte in 2012 were compatible with maintaining the independence of Deloitte.

The following table summarizes Deloitte fees billed or expected to be billed in connection with 2012 services. For comparison purposes, actual billings for 2011 services are also displayed.

Type of Fees	2012 (In millions)	2011 (In millions)
Annual Audit Services	$36	$38
Audit-Related Services	$6	6
Tax Services	$5	5
Subtotal	$47	$49
All Other Services	—	—
Total	$47	$49

Audit Fees: $36 million for the audit of the Company’s annual consolidated financial statements, including reviews of the interim financial statements contained in the Company’s Quarterly Reports on Form 10-Q and audits of statutory financial statements.

Audit-Related Fees: $6 million for assurance and related services that are traditionally performed by the independent registered public accounting firm. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed acquisitions, internal control consultations, attestation services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees: $5 million for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities.

All Other Fees: The Company did not engage Deloitte for any significant services for the year ended December 31, 2012.

Item No. 2

Ratification of the Selection of Deloitte & Touche LLP for 2013

The Audit Committee has selected Deloitte as GM’s independent registered public accounting firm for 2013, the Board of Directors has concurred in an advisory capacity with that selection, and the selection is now being submitted to the stockholders at the annual meeting for their ratification or rejection. If the stockholders do not ratify the selection of Deloitte as the independent registered public accounting firm, the Audit Committee will reconsider whether to engage Deloitte but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to stockholders. Among the factors the Audit Committee may consider in making this determination are the difficulty and expense of changing independent registered public accounting firms in the middle of a fiscal year. Even if the stockholders ratify the selection of Deloitte, the Audit Committee may in its sole discretion terminate the engagement of Deloitte and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

The Audit Committee considers Deloitte well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates.

Representatives of Deloitte will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for GM and its subsidiaries for 2013.

Item No. 3

Advisory Vote to Approve Executive Compensation

Executive compensation is an important matter for our stockholders.

In 2012, more than 97 percent of the votes cast at the annual meeting were “favorable” to our Say-on-Pay proposal. With this result in mind and recognizing the continued impact of UST requirements, the Compensation Committee has approved the compensation arrangements described in our CD&A beginning on page 33 for our Named Executive Officers. We urge you to read the CD&A section of this proxy statement for a more complete understanding of our executive compensation plans, including our compensation philosophy and objectives and the 2012 compensation of Named Executive Officers.

When we no longer comply with UST requirements, in accordance with SEC regulations we will ask stockholders whether they would prefer to participate in the advisory Say-on-Pay vote every year, every two years, or every three years.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required

The affirmative vote of a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. If you own shares through a broker, bank, or other nominee, you must instruct your broker, bank, or other nominee on how to vote your shares to ensure that your shares will be represented and voted on this proposal.

The Board of Directors recommends a vote FOR the advisory proposal to approve executive compensation.

Item No. 4

Stockholder Proposal Regarding Independent Board Chairman

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of approximately 100 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at Sempra Energy.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, was concerned that GM had 4 directors involved with a bankruptcy. David Bonderman was involved with the Magellan Health Services bankruptcy and was on our executive pay committee. Erroll Davis, Kathryn Marinello and Philip Laskawy were involved with the General Motors bankruptcy and controlled 75% of our audit committee including the chairmanship. With 14 members our board is large and 11 members might be the optimum size. A large board is less than optimal when one person controls the offices of the Chairman and CEO. Mr. Bonderman was our leader in getting negative votes. He showed that he could get 10-times as many negative votes as some of our other directors.

Theodore Solso joined our board in 2012 and brings experience from the D-rated board (by GMI) of Ball Corporation which is aggressive in attempting to avoid shareholder proposals seeking improvement. James Mulva also joined our board in 2012 and brings experience from the D-rated board of General Electric. Thomas Schoewe joined our board in 2011 and brings experience from the D-rated board of Northrop Grumman.

Please vote to protect shareholder value:”

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

The Board of Directors believes that it is in the best interests of the Company and its stockholders for the Board to have flexibility in determining whether to separate or combine the roles of chairman and CEO based on the Company’s circumstances. Choosing who should serve as chairman should not be constrained by a requirement that the chairman may not previously have served as an executive officer. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet those needs. In the past, the Company has had both combined and separated chairman and CEO positions, allowing, in each case, the Board to consider all eligible directors and not exclude any eligible candidate from consideration. In making leadership structure determinations, the Board considers many factors to determine what is in the best interests of the Company’s stockholders, including the qualifications of individual directors and the specific needs of the business. While the Board may again in the future determine that the interests of the Company would be best served by separating the roles of chairman and CEO, the Board believes that, on balance, a combined role works best at this time. Mr. Akerson, who currently holds both positions, possesses an in-depth knowledge of the Company’s operations and risk management practices enabling him to provide effective leadership to the Board, including keeping the Board informed and consulting them about important issues facing our Company. The Board believes that the current leadership structure promotes a clear, unified, strategic vision for GM that ensures alignment between the Board and management, provides focused leadership for the Company, and helps ensure accountability for the Company’s performance.

Furthermore, the Board believes the Company’s corporate governance structure, with its strong emphasis on Board independence, makes an independent chairman requirement unnecessary. Our Bylaws and Corporate Governance Guidelines require that at least two-thirds of the Board’s members must be independent. At present, 12 of our 14 director nominees (over 85 percent) are independent as defined by the NYSE listing standards, and each of the Audit, Compensation and Governance Committees is comprised solely of independent directors. This means that oversight of key matters, such as the integrity of GM’s financial statements, executive compensation, the nomination of directors and evaluation of the Board and its Committees, is entrusted exclusively to independent directors. In addition, the Board and its Committees periodically meet in executive session without the presence of management, and have complete access to management and the authority to retain independent advisors, as they deem appropriate.

Moreover, to further enhance the authority and independence of the Board, our Corporate Governance Guidelines provide that if the Chairman is not an independent director, the independent directors will elect a Lead Director from among the independent directors serving on the Board. As described under “Board Leadership Structure,” beginning on page 15 and further under our Corporate Governance Guidelines, the Board entrusts numerous responsibilities to the Lead Director, including:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management directors, and advising the Chairman of any actions taken;

•	Calling executive sessions of the non-management and independent directors;

•	Developing agendas for executive sessions of the Board in consultation with the Chairman and other Board members;

•	Leading the non-management directors in the annual evaluation of the performance of the CEO and communicating that evaluation to him;

•	Approving Board meeting agendas and related materials recommended by the Chairman;

•	Approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Serving as liaison between non-management directors and the Chairman, as necessary;

•	Being available, if requested by major stockholders, for consultation and communication; and

•	Assuring at least annually that the Board discusses succession planning for the CEO.

Indeed, GM’s current policy regarding the separation of the offices of chairman and CEO is consistent with that of most large, publicly traded companies in the United States. According to a 2012 survey of the 100 largest U.S. public, non-controlled companies listed on the NYSE or NASDAQ conducted by Shearman & Sterling LLP, only nine percent have adopted an explicit policy of separating the offices of chairman and CEO, while more than 80 percent have retained the flexibility to separate or combine the offices.

In summary, the Board believes this proposal would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the individual best suited to serve as Chairman of the Board and is unnecessary since the Company’s corporate governance structure already provides effective independent oversight of management. Accordingly, the Board does not believe implementing the proposal would be in the best interests of the Company or its stockholders.

The Board recognizes that some stockholders may not agree with its position, believing that an independent chairman is desirable under any circumstances. Even those stockholders, however, should not support this proposal, because the definition of independence is extremely narrow, limited to former executive officers. Under this proposal, a chairman could be deemed “independent” even if he or she was married to the CEO or was the Company’s largest customer, for example. A stockholder that favors an independence requirement for the chairman should not vote for a proposal that will not provide protection against many conflicts of interest that an independence requirement is intended to eliminate.

The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 4.

Item No. 5

Stockholder Proposal Regarding Executive Stock Retention

Mr. Joseph P. Barzotti, 605 Hidden Lane, Grosse Pointe Woods, MI 48236, owner of approximately 300 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

“Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of at least 25% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives ‘an ever-growing incentive to focus on long-term stock price performance.’

Please vote to protect shareholder value:”

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

As discussed in the CD&A, the Compensation Committee periodically reviews the NEO’s stock holdings and does not believe that implementing a stock ownership or stock retention requirement is appropriate at this time, based on the compensation structure in place for the NEOs since 2009 and the limited opportunity it provided to accumulate shares of stock in the Company. Under TARP regulations, the annual compensation planned and delivered to our NEOs includes a substantial portion denominated in share units (i.e., SSU and RSU grants) and these share units derive their value directly from the performance of our Common Stock. In addition, several NEOs have also purchased shares of our Common Stock during and after the Company’s initial public offering.

The SSUs granted to NEOs quarterly are denominated in stock and delivered in cash over a three-year period beginning on the first anniversary date of the grant.

Our NEOs are not allowed to participate in other typical types of incentive plans, which usually include significant grants of Company equity, and we may grant only a limited number of RSUs (no more than one-third of total compensation) that are designed to comply with TARP regulations. Thus, the RSUs granted prior to 2012 are subject to a three-year vesting period and can only be delivered (paid) in accordance with applicable TARP guidelines regarding the repayment of TARP obligations.

Two-thirds of the RSUs granted in 2012 to the NEOs will become vested and non-forfeitable on the second anniversary date of the grant and one-third will become vested and non-forfeitable on the third anniversary of the grant date, provided that the executive remains continuously employed with GM through that date. However, these RSUs cannot be settled or paid when they become non-forfeitable until applicable TARP requirements are met.

We agree, however, that it is important to align the interests of senior executives with those of our stockholders, and the Compensation Committee will adopt robust ownership guidelines that will be implemented as we return to a competitive compensation structure, which will provide significant opportunities for executives to accumulate shares of our Common Stock and the requirements will be consistent with competitive market practices.

This incentive plan design will create a substantial alignment of NEO compensation with the interests of the stockholders. Because the Board recognizes the importance of this alignment of interests, our incentive compensation plans include not only long-term objectives with vesting periods over multiple years and share ownership requirements, but also a “clawback” feature designed to allow the Company to recoup incentive compensation if there is a financial restatement due to misconduct, including fraud.

In addition to these important plan design features, our corporate governance policies provide other mechanisms which complement our incentive plan design and, at the same time, discourage excessive risk-taking and the behavior the proposal seeks to control. As described in our CD&A on page 33, we do not allow hedging or pledging of our Common Stock, and no executive officer has engaged in any such activity.

Finally, the proposal as written, with a 25 percent net after-tax share retention requirement until retirement, is unduly onerous, not a competitive practice, and could become a significant hindrance to attracting and retaining leadership talent.

For the foregoing reasons, the Board believes that the new stock ownership guidelines and other compensation and governance policies effectively encourage significant stock ownership by GM executives and that establishing additional retention requirements would not be in the best interests of GM stockholders.

The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 5.

2013 ANNUAL MEETING
General Motors Company
General Motors Global Headquarters
300 Renaissance Center
Detroit, Michigan 48243

General Directions

From East	From North

Take I-94 West to I-75 South. Keep left to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

Take I-75 South and keep left to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

From West	From South

Take I-94 East to I-75 South to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

OR

Take I-96 East to I-696 East toward Port Huron, then to M-10 South via Exit #8, toward the US-24 Telegraph exit. Merge onto M-10 South. In approximately 20 miles M-10 becomes Jefferson Avenue West. Proceed east for approximately one quarter mile. The GM Renaissance Center is on the right.

From Canada:

Via Detroit-Windsor Tunnel, turn right at Jefferson Avenue. The GM Renaissance Center is approximately one block east on the right.

Via Ambassador Bridge, take I-75 North to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

Stockholders and their guests are responsible for their parking. Parking is available on a first-come, first-served basis at Port Atwater, Beaubien Place, and Miller parking decks.

An admission ticket will be required to enter the meeting. Please follow the instructions on page 5 of this proxy statement for important information on attending the annual meeting.

Your Vote is Important

Please vote via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form.

Results of the Annual Meeting

Final certified results of voting at the annual meeting will be available at www.gm.com/proxymaterials.

GENERAL MOTORS COMPANY GENERAL MOTORS GLOBAL HEADQUARTERS MAIL CODE 482-C25-A36 300 RENAISSANCE CENTER P.O. BOX 300 DETROIT, MI 48265-3000

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Wednesday, June 5, 2013. Have this proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone phone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Wednesday, June 5, 2013. Have this proxy card available when you call and then follow the instructions.

If you vote by Internet or phone, do not mail this proxy card.

VOTE BY MAIL

Mark, sign, and date this proxy card and promptly return it in the enclosed postage-paid envelope or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

To reduce our future postage and printing expenses, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To enroll for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M58654-P38276	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MOTORS COMPANY
GM Proposals – The Board of Directors recommends a vote FOR Items 1-3:
1. Election of Directors
Nominees:	For	Against	Abstain
1a. Daniel F. Akerson	☐	☐	☐
1b. David Bonderman	☐	☐	☐		For	Against	Abstain
1c. Erroll B. Davis, Jr.	☐	☐	☐	1l. Theodore M. Solso	☐	☐	☐
1d. Stephen J. Girsky	☐	☐	☐	1m. Carol M. Stephenson	☐	☐	☐
1e. E. Neville Isdell	☐	☐	☐	1n. Cynthia A. Telles	☐	☐	☐
1f. Robert D. Krebs	☐	☐	☐	2. Ratification of the Selection of Deloitte & Touche LLP as GM’s Independent Registered Public Accounting Firm for 2013	☐	☐	☐
1g. Kathryn V. Marinello	☐	☐	☐	3. Advisory Vote to Approve Executive Compensation	☐	☐	☐
1h. Michael G. Mullen	☐	☐	☐	Stockholder Proposals – The Board of Directors recommends a vote AGAINST Items 4-5.
1i. James J. Mulva	☐	☐	☐	4. Independent Board Chairman	☐	☐	☐
1j. Patricia F. Russo	☐	☐	☐	5. Executive Stock Retention	☐	☐	☐
1k. Thomas M. Schoewe	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, guardian, trustee, custodian, or in any other representative capacity, give full title as such. Corporations should provide the full name of corporation and name and title of the authorized officer signing the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

General Motors Company

2013 Annual Meeting of Stockholders

Thursday, June 6, 2013, 9:30 a.m. Eastern Time

General Motors Global Headquarters

300 Renaissance Center

Detroit, Michigan 48243

To attend the annual meeting, you must request an admission ticket in advance by following the instructions in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report to Stockholders are available at www.gm.com/proxymaterials.

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M58655-P38276

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned authorizes Daniel F. Akerson, Stephen J. Girsky, and Daniel Ammann, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for directors; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents of the Proxy Statement; and upon all other matters which may come before the 2013 Annual Meeting of Stockholders of General Motors Company, or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations; just sign, date, and return this proxy in the enclosed envelope.

Please see the reverse side for Internet and telephone voting instructions.

(Continued and to be marked, signed, and dated on the reverse side)